SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           Oswego County Bancorp, Inc.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

                           Oswego County Bancorp, Inc.
________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

      5.    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

            --------------------------------------------------------------------

      2.    Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

      3.    Filing Party:

            --------------------------------------------------------------------

      4.    Date Filed:

            --------------------------------------------------------------------

                           OSWEGO COUNTY BANCORP, INC.
                              44 East Bridge Street
                             Oswego, New York 13126

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF OSWEGO COUNTY BANCORP, INC.

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of OSWEGO COUNTY BANCORP, INC. (the "Company") will be held at the EconoLodge, 70 East First Street, Oswego, New York, on April 20, 2000, at 4:00 P.M. for the following purposes:

      1. To elect two directors of the Company, to serve a three year term expiring in 2003, or until the election and qualification of their successors;

      2. To approve and adopt the Oswego County Bancorp, Inc. Stock Option Plan (the "Stock Option Plan"), and reserve 39,950 shares of the Company's common stock for grant of options under the Stock Option Plan to certain employees and directors of the Company;

      3. To approve and adopt the Oswego County Bancorp, Inc. Restricted Stock Plan (the "Restricted Stock Plan"), and reserve 11,985 shares of the Company's common stock for grant of restricted stock under the Restricted Stock Plan to certain employees and directors of the Company;

      4. To amend the Certificate of Incorporation to reduce the number of authorized shares from a total of 8,500,000, consisting of 7,500,000 common shares and 1,000,000 preferred shares, to a total of 3,500,000 shares, consisting of 3,000,000 common shares and 500,000 preferred shares.

      5. To ratify and approve the appointment of independent accountants for 2000; and

      6. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      NOTICE IS HEREBY GIVEN that the stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on March 16, 2000 will be entitled to notice of and to vote at the meeting.

      STOCKHOLDERS WHO ARE UNABLE TO BE PRESENT PERSONALLY MAY ATTEND THE MEETING BY PROXY. SUCH STOCKHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        ----------------------------------------
                                                  Gregory J. Kreis
                                          President and Chief Executive Officer

DATED: March 20, 2000
       Oswego, New York

                                 PROXY STATEMENT
                                     FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                           OSWEGO COUNTY BANCORP, INC.

                            -------------------------

               TO BE HELD AT THE ECONOLODGE, 70 EAST FIRST STREET,
                                OSWEGO, NEW YORK

                                 APRIL 20, 2000

      This Proxy Statement is furnished to Stockholders by the Board of Directors of Oswego County Bancorp, Inc. in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on April 20, 2000, at 4:00 P.M., and at any adjournments of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying form of proxy are being mailed to Stockholders commencing on or about March 24, 2000.

      If the enclosed form of proxy is properly executed and returned, the shares represented by the proxy will be voted in accordance with the proxy's instructions. Any proxy given pursuant to this solicitation may be revoked by the Stockholder at any time prior to its use by written notice to the President of the Company.

                        RECORD DATE AND VOTING SECURITIES

      The By-laws of the Company provide that the Annual Meeting of Shareholders shall be held at any time chosen by the Board of Directors within thirteen (13) months after the later of the date of incorporation of the Company or the last annual meeting of stockholders. In accordance with the By-laws, the Board of Directors has established April 20, 2000, as the date for the first Annual Meeting of Stockholders. The Board of Directors has fixed the close of business on March 16, 2000 as the record date (the "Record Date") for determining the holders of common stock entitled to notice of and to vote at the meeting. On the Record Date, the Company had outstanding and entitled to vote a total of 887,230 shares of common stock.


      Each outstanding share of common stock is entitled to one vote on all matters to be brought before the meeting, except that the shares of Oswego County MHC shall not be voted for or against the adoption of the Oswego County Bancorp, Inc. Stock Option Plan and the Oswego County Bancorp, Inc. Restricted Stock Plan. Shares held by the Oswego County Charitable Foundation will be voted in the same ratio as all other shares of common stock, other than shares held by Oswego County MHC, which are voting on proposals considered by the stockholders of the Company.

      The presence in person or by proxy of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum for purposes of conducting business at the Annual Meeting. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast "FOR" or "AGAINST" are included. Abstentions and broker non-votes (shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present.


                            CERTAIN BENEFICIAL OWNERS


      The following table sets forth, as of the Record Date, the shares of common stock beneficially owned by Oswego County MHC, which is the only person or organization known by the Company to own more than 5% of the Company's common stock; by Directors individually; by executive officers individually; and by Directors and executive officers as a group.



    Name of                                             Number of
Beneficial Owner(1)                                   Shares Owned(2)              Percent (%) of Class

Oswego County MHC                                        471,750                           53.2%

Gregory J. Kreis                                          15,437(3)                         1.7%
President and Chief Executive Officer

Michael R. Brower, Director                                1,150                            0.1%
Bruce P. Frassinelli, Director                             1,000                            0.1%
Paul J. Heins, Director                                    3,500                            0.4%
Paul W. Schneible, Director                                8,000(4)                         0.9%
Bernard Shapiro, Director                                  2,500(5)                         0.3%
Deborah F. Stanley, Director                                 750                            0.1%
Carl K. Walrath, Director                                  5,000(6)                         0.6%

Stephen B. Albright                                          -0-                            -0-
Senior Vice President and Treasurer

Gregory H. May                                               576(7)                         0.1%
Senior Vice President, Consumer Lending

Judith S. Perry                                            2,130(8)                         0.2%
Senior Vice President, Operations

Mary E. Lilly                                              1,048(9)                         0.1%
Vice President, Loan Operations


                                     - 2 -


Ronald Tascarella                                          1,094                            0.1%
Vice President, Commercial Lending

All Directors and executive officers
as a group                                                42,185                            4.8%


(1) The mailing address for each person listed is 44 East Bridge Street, Oswego, New York 13126.
(2) A Director or executive officer owning Company Common Stock in the Bank's 401(k) plan has sole voting power and sole power to sell ("investment power") with respect to such stock. A Director or executive officer owning stock held by the Employee Stock Ownership Plan ("ESOP") has sole voting power with respect to such stock but does not have the investment power with respect to such stock.
(3)   Includes 15,162 shares in the 401(k) plan and 274 shares in the ESOP.
(4)   Mr. Schneible shares voting and investment power.
(5) Mr. Shapiro shares voting and investment power with respect to 1,500 shares.
(6) Mr. Walrath shares voting and investment power with respect to 2,500 shares.
(7)   Held in 401(k) plan.
(8)   Includes 123 shares in the 401(k) plan and 99 shares in the ESOP.
(9)   Includes 870 shares in the 401(k) plan and 78 shares in the ESOP.
(10)  Includes 98 shares in the ESOP.
(11)  Includes 1,731 shares in the 401(k) plan and 451 shares in the ESOP.

Item 1. ELECTION OF DIRECTORS

      Each person nominated for election at this Annual Meeting of Stockholders has held various positions for the past five years with either the Company or Oswego County Savings Bank, as specified in the table below, and has sole voting power with respect to the securities beneficially owned. Beneficial ownership includes securities which could become exercisable within 60 days of the date of this Proxy Statement. In the event that any of the nominees are unable to serve, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. It is not anticipated that any of the nominees will be unable to serve. The nominees presently serve as directors and as Trustees of Oswego County MHC.

      If elected, each nominee has agreed to serve as a director.

Nominees and Directors

Class 1

                                      Positions held with
Term expiring                            Oswego County        Director
   in 2000              Age(1)              Bancorp           Since(2)

Gregory J. Kreis          53           President and Chief      1997
                                       Executive Officer

Paul W. Schneible         52           Director                 1996

Class 2
                                       Positions held with
Term expiring                            Oswego County        Director
   in 2001              Age(1)              Bancorp           Since(2)

Bruce P. Frassinelli      61           Chairman of the Board    1995

Paul J. Heins             61           Director                 1989

Deborah F. Stanley        50           Director                 2000

Class 3
                                      Positions held with
Term expiring                            Oswego County        Director
   in 2002              Age(1)              Bancorp           Since(2)

Michael R. Brower         50           Director                 1996

Bernard Shapiro           74           Director                 1963

Carl K. Walrath           73           Director                 1974

(1)   As of December 31, 1999.

(2)   Includes service as a Trustee of Oswego County Savings Bank.

      Nominees to the Board of Directors must be elected by a plurality of affirmative votes cast by Shareholders.

      Management recommends a vote "FOR" Item 1.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

      The Board of Directors of Oswego County Bancorp also acts as the Board of Directors of the Bank. The Board of Directors meets at least monthly and may have additional special meetings. Following the effectiveness of the reorganization of the Bank on July 13, 1999, the Board of Directors met 7 times in 1999, with 100% of the directors in attendance.

      There are currently five committees of the Board of Directors, consisting of the Executive Committee, the Audit Committee, the Loan Committee, the Nominating Committee, and the Personnel and Compensation Committee.

      The Executive Committee, to the extent permitted by law, decides all corporate matters which need to be decided between regular Board meetings. The Executive Committee members rotate monthly. The Executive Committee did not meet in 1999.

      The Audit Committee is comprised of four of the outside directors of the Company, Messrs. Brower (Chairman), Frassinelli, Heins and Schneible and has, as its function, the review and implementation of accounting and audit procedures utilized by the Company and the Bank internally, and as recommended by the independent accountants. The Audit Committee also makes recommendations to the Board regarding selection of the accountants for the forthcoming fiscal year. The Audit Committee met once in 1999, with 100% of the members in attendance.

      The Loan Committee meets as needed to review and approve loan applications. The Loan Committee has three members, consisting of Mr. Kreis and two directors who rotate monthly. The Loan Committee met 21 times in 1999, with 100% of the members in attendance.

      The Nominating Committee meets to nominate Directors to fill the terms of the upcoming year. The members of the Nominating Committee are Heins (Chairman), Brower and Schneible. The Nominating Committee met once in 1999, with 100% of the members in attendance. The Committee will consider recommendations from stockholders if submitted in a timely manner and will apply the same criteria to all persons being considered.

      The Personnel and Compensation Committee, comprised of Messrs. Frassinelli (Chairman), Brower and Heins, reviews the compensation of the President and Chief Executive Officer of the Bank and makes recommendations in that regard to the Board as a whole. The Committee will administer the Stock Option Plan and the Restricted Stock Plan, if the stockholders approve these Plans. The Personnel and Compensation Committee met 7 times in 1999, with 100% of the members in attendance.

      The Chairman of the Board receives $1,450 per board meeting while the other non-employee directors receive $1,250 per meeting. In addition, the outside directors receive $350 per committee meeting and the Chairmen of the Audit Committee and the Personnel and Compensation Committee receive $100 per meeting in addition. Directors receive a fee only for the board and committee meetings that they attend.

BUSINESS EXPERIENCE OF DIRECTORS

      The business experience of each director for at least the past five years is set forth below.

      Michael R. Brower. Mr. Brower is currently managing member and Chief Executive Officer of the Oswego Cranberry Company. Previously, Mr. Brower served as Executive Director of the Oswego County Co-Operative Extension.

      Bruce P. Frassinelli. Mr. Frassinelli retired as of January 1, 1999. Previously, he was the publisher and editor of the Palladium Times Newspaper, Oswego, New York.

      Paul J. Heins. Mr. Heins is the owner of Paul's Big M Grocery Store, Oswego, New York.

      Gregory J. Kreis. Mr. Kreis has served as president and chief executive officer of Oswego County Savings since January 1997. Previously, Mr. Kreis served as president and chief executive officer of Factory Point National Bank, Manchester, Vermont.

      Paul W. Schneible. Mr. Schneible is the owner of Paul W. Schneible, CPA, Accountants and Consultants, Oswego, New York.

      Bernard Shapiro. Mr. Shapiro is currently retired. Previously, Mr. Shapiro was the owner of a retail clothing store.

      Deborah F. Stanley. Mrs. Stanley is the President of Oswego State University.

      Carl K. Walrath. Mr. Walrath is currently retired. Previously, Mr. Walrath owned an insurance agency.

EXECUTIVE OFFICERS

      The executive officers of the Company and the Bank are, in addition to Mr.
Kreis:

      Stephen Albright. Mr. Albright joined the Bank in January, 2000 as Senior Vice President and Treasurer. He previously worked at Rochester Community Savings Bank as Senior Vice President/Controller. He is a certified public accountant.

      Gregory H. May. Mr. May was promoted to Senior Vice President, Consumer Lending of the Bank in December 1998. He joined the Bank in April 1997 as vice president, consumer lending. Prior to April 1997, he held a variety of mortgage-related positions in Upstate New York and most recently was regional manager for the central region of Marine Midland Mortgage Company.

      Judith S. Percy. Ms. Percy was promoted to Senior Vice President, Operations in December 1998. She is responsible for management information systems as well as internal operations and facilities management. Previously, she served as vice president of operations and has held a variety of positions at the Bank since June 1979.

      Mary E. Lilly. Ms. Lilly has been Vice President, Loan Operations since June 1999. Previously, she had worked in most areas of the Bank since starting in April 1974. Most recently she had been security and compliance officer.

      Ronald Tascarella. Mr. Tascarella has been Vice President, Commercial Lending since June 1998. He has worked at several banks in Central New York in the commercial lending area since 1979. Most recently he had worked at Skaneateles Savings Bank and The Savings Bank of Utica.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

      In 1997, the Bank instituted a deferred compensation plan for Directors who may elect to defer all or part of their Directors fees to fund the plan. The plan provides that deferred fees are to be invested in mutual funds, as selected by the individual Directors. At December 31, 1999, deferred Directors fees included in the Bank's other liabilities aggregated $329,629.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based solely on the Company's review of copies of forms received, or the written representations from reporting persons to the Company that no Forms 5 were required, the Company believes that all directors, officers and beneficial owners of more than 10% of the securities of the Company have timely filed all reports of ownership and changes in ownership in the Company's stock with the Securities and Exchange Commission, and that these reporting persons have been in compliance with reporting requirements for fiscal 1999, as required by
Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

      The following table sets forth the cash and certain other compensation paid by the Bank for services rendered in all capacities during the fiscal years ended December 31, 1999, 1998 and 1997 to the two highest paid officers of the Bank and to all of the Bank's officers as a group. Officers of the Bank do not receive separate compensation for service as officers of the Company or Oswego County MHC.


                                                                         Annual Compensation(1)
                                                         ------------------------------------------------------
             Name and                    Fiscal                                                                      All Other
        Principal Position                Year                       Salary                  Bonus                 Compensation

Gregory J. Kreis                          1999                     $ 175,000               $ --(2)                  $     6,911
President and Chief                       1998                     $ 150,000               $ 20,000                 $     7,693
Executive Officer                         1997                     $ 140,000               $ --                     $     2,149

Gregory H. May                            1999                     $  78,000               $ --(3)                  $   --
Senior Vice President,                    1998                     $  72,800               $ --                     $   --
Consumer Lending                          1997                     $  70,000               $ --                     $   --

All officers as a group                   1999                     $ 484,246               $ 3,900                  $     9,595
                                          1998                     $ 452,358               $ --                     $     9,560
                                          1997(4)                  $ 502,614               $ 4,620                  $    14,782

(1) The Bank also provides Mr. Kreis with the use of an automobile, club membership dues and certain other personal benefits, the value of which is not shown on the table. The aggregate amount of these other benefits did not exceed the lesser of $50,000 or 10% of Mr. Kreis's salary and bonus.

(2) Does not reflect the $15,000 bonus received in 2000 for his performance in fiscal 1999.

(3) Does not reflect the $1,600 bonus received in 2000 for his performance in fiscal 1999.

(4)   Includes five persons whose service as officers of the Bank ended in 1997.

      The column "All Other Compensation" reflects matching contributions to Mr. Kreis of $4,800 and $5,338 made by the Bank under the 401(k) plan in 1999 and 1998 and life insurance premiums of $2,111, $2,355 and $2,149 in 1999, 1998 and 1997; and matching contributions of $7,940, $7,918 and $11,824 to all officers as a group under the 401(k) plan in 1999, 1998 and 1997 and life insurance premiums of $1,655, $1,642 and $2,958.

401(k) PLAN

      The Bank has a tax-qualified savings plan with a salary deferral feature. Generally, a full-time employee who has attained the age of 21 and completed one year of employment is eligible to participate. A participant may make a deferral from 2% to 12% of his compensation up to $10,500, indexed annually. The Bank makes matching contributions of 50% of each participant's annual deferrals up to a maximum of 3% of compensation. The Bank made aggregate matching contributions for all participants of $30,493 for fiscal 1999, $36,000 for fiscal 1998, and $44,620 for fiscal 1997.

      A participant is fully vested for his own deferrals, and vests over five years in any matching contributions, other permissible discretionary contributions, and reallocations of plan forfeitures. The plan allows a participant to direct the investment of his individual plan accounts among several investment options.

      As part of the reorganization, the Bank amended the 401(k) plan to permit investments in a fund established to invest primarily in the Common Stock of the Company (Oswego County Bancorp, Inc.). Company Common Stock is held by the plan's trustee for the benefit of the individual participants who choose to direct their investments into the newly-created fund. Generally, a participant controls the exercise of the voting and tendering rights relating to the common stock held for his benefit.

DEFINED BENEFIT PENSION PLAN

      The Bank maintains a non-contributory defined benefit pension plan covering substantially all of its full-time employees. A participant is fully vested in the plan upon reaching five years of service after obtaining the age of 18.

      The normal retirement benefit is based upon a participant's highest three-year average annual base earnings during the participant's final ten years of service, subject to certain limitations required by the plan and the Internal Revenue Code. The annual benefit provided to a participant at normal retirement age (generally age 65) is determined as follows:

                 2% of the participant's average annual earnings

                                  multiplied by

                   the participant's years of credited service

          (Limited to 60% of the participant's average annual earnings)

      The plan also provides for early retirement benefits which are calculated in the same manner as normal retirement benefits. However, benefits are reduced when the participant chooses to begin the receipt of his benefits prior to normal retirement age.


RETIREMENT PLANS

      Each Director participates in the Bank's Directors Retirement Plan. Under this plan, upon reaching the benefit eligibility date, defined individually for each Director, a Director becomes entitled to 120 monthly payments, each equal to the projected value of 75% of the highest three-year average of projected monthly fees at retirement. A director fully vests in the plan after 10 years of continued service with the Bank, commencing March 16, 2000, or upon a change in control of the Bank.

      The President and Chief Executive Officer of the Bank is covered by a supplemental retirement income agreement designed to provide the amount of retirement benefits which cannot be paid from the defined benefit pension plan by reason of certain Internal Revenue Code limitations on qualified plan benefits. In the event of termination of employment following a change in control, the agreement provides for annual payments of $152,033 each over a period equal to the longer of 180 months or life.


EMPLOYEE STOCK OWNERSHIP PLAN

      The Company has established the Employee Stock Ownership Plan ("ESOP") for employees of the Company and the Bank. Full-time employees of the Company or the Bank who have been credited with at least 1,000 hours of service during a twelve-month period are eligible to participate in the ESOP.

      The ESOP borrowed funds from the Company to fund the purchase of Common Stock. The loan amount equaled 100% of the aggregate purchase price of the Common Stock acquired by the ESOP. The loan by the ESOP will be repaid principally from the Company's and the Bank's contributions to the ESOP over a period of not less than 10 years. The collateral for the loan is the Common Stock purchased by the ESOP. Although it is anticipated that the Bank will continue to make contributions to the ESOP, it is under no obligation to make those contributions. The interest rate for the ESOP loan is the New York prime rate plus 0.5%. The Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock. These purchases would be funded through additional borrowings by the ESOP or additional contributions from the Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

      Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released to participant's accounts as debt service payments are made. Shares released from the ESOP are allocated to each eligible participant's ESOP account based on the ratio of each such participant's compensation to the total compensation of all eligible ESOP participants. Forfeitures are reallocated among remaining participating employees and may reduce any amount the Company might otherwise have contributed to the ESOP. Upon the completion of seven years of service, the account balances of participants within the ESOP will become 100% vested. Credit is given for years of service with the Bank prior to adoption of the ESOP. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

      Messrs. Kreis and Albright serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

      The ESOP is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations of the IRS and the Department of Labor thereunder.


RELATED PARTY TRANSACTIONS

      Deborah F. Stanley, a Director, is a mortgage loan customer of the Bank. The total principal amount outstanding of such mortgage loans at December 31, 1999 was $102,543. The loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

Item 2. APPROVAL OF OSWEGO COUNTY BANCORP, INC. STOCK OPTION PLAN


      THE STOCK OPTION PLAN HAS RECEIVED THE PRELIMINARY APPROVAL OF THE NEW YORK SUPERINTENDENT OF BANKS UNDER THE REGULATIONS OF THE NEW YORK BANKING BOARD. THE SUPERINTENDENT'S PRELIMINARY REVIEW OF THE STOCK OPTION PLAN IMPLIES NEITHER APPROVAL NOR DISAPPROVAL OF ITS CONTENTS.


      The Oswego County Bancorp, Inc. Stock Option Plan (the "Stock Option Plan") provides for the grant of options to purchase common stock in the Company to certain employees of the Company and any subsidiary, the majority of the voting stock of which is owned, directly or indirectly, by the Company ("Subsidiary"), as well as to the Company's Directors. The employees will be selected by the Personnel and Compensation Committee ("Committee") of the Board of Directors of the Company, which is comprised of two or more Directors, appointed by the Board, selected from those Directors who are not employees of the Company or any Subsidiary. The current Personnel and Compensation Committee members are Messrs. Frassinelli, Brower, and Heins.

      The Committee is authorized to designate an option as either an "Incentive Stock Option" or a "Non-Qualified Stock Option" under the provisions of the Internal Revenue Code of 1986, as amended ("Code"). Under the Stock Option Plan, the aggregate number of shares of common stock which may be issued under the Plan shall not exceed 39,950 shares.

      The option price shall be 100% of the fair market value of each share of common stock on the date the option is granted. The Code provides that, if an Incentive Stock Option is granted to an individual owning (directly or indirectly) more than 10% of the total combined voting power of outstanding Common Stock, the purchase price per share shall be 110% of the fair market value of the stock at the date of grant, and the option, by its terms, will not be exercisable more than five years from the date of grant. On the date of this Proxy Statement, the Company is not aware of any eligible participant in the Stock Option Plan who owns more than 10% of the total combined voting power of Common Stock.

      For purposes of the Stock Option Plan, "fair market value" of a share of Common Stock shall be the mean between the high and low prices for a share of Common Stock as quoted by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the day of the grant; if there is only one price quoted for the day of the grant, then the fair market value shall be such price; and if no such price is quoted for the day of the grant, the fair market value shall be the previous closing price. If the Common Stock is not reported on NASDAQ, the fair market value of share shall mean the average sale price of all shares of Common Stock sold during the period of 30 calendar days immediately preceding the date on which the options were granted, and if no shares of Common Stock have been sold within such 30-day period, then fair market value shall be determined by the Committee. Common Stock currently is not reported on NASDAQ but is quoted on the Over-the-Counter Bulletin Board ("OTCBB").


      The Stock Option Plan provides for a one-time grant of 1,712 Non-Qualified Stock Options to each non-employee Director service in such capacity on March 16, 2000. After the grant on March 16, 2000, no member of the Committee may be under consideration for a grant of options at the time the Committee acts.

      Options granted under the Stock Option Plan shall terminate on the date determined by the Committee and specified in the option agreement which will accompany each grant of an option, but, in any event, not later than 10 years after the date of grant. An option held by an individual whose employment is terminated shall terminate (1) if the option holder is permanently and totally disabled, one year after the date of termination of employment (in the case of Incentive Stock Options) and upon the expiration date (in the case of Non-Qualified Stock Options); (2) in the case of a Non-Qualified Option held by an individual who dies, within one year from the date of death of such individual; (3) immediately, if employment is terminated for cause, unless some other expiration date is fixed by the Committee; or (4) three months after the date employment terminates for any other reason (in the case of Incentive Stock Options), or (in the case of Non-Qualified Stock Options) 18 months after employment terminates or such other date as the Committee may fix. Upon termination of employment or service due to death, disability, change in control or, in the case of an officer or employee, upon normal retirement, all Options held by the individual, whether or not vested at that time, shall vest and become exercisable following termination of employment, but in no event shall any Option be exercisable after its expiration date.

      Whether an authorized leave of absence for military or governmental service constitutes termination of employment for purposes of the Stock Option Plan shall be determined by the Committee.


      No option granted under the Stock Option Plan is assignable or transferable, other than by will or the laws of descent and distribution; during the lifetime of the optionee, the option shall be exercisable only by the optionee.

      The full text of the Stock Option Plan is annexed as Exhibit "A".

      If the Stock Option Plan is approved by the stockholders, the following awards of stock options will be effective as of March 16, 2000:


                                                            Number of Shares
                Name and                                    to Be Received on
           Principal Position                            Exercise of Options(1)


Gregory J. Kreis
President and Chief Executive Officer                             9,987

Michael R. Brower, Director                                       1,712
Bruce P. Frassinelli, Director                                    1,712
Paul J. Heins, Director                                           1,712
Paul W. Schneible, Director                                       1.712
Bernard Shapiro, Director                                         1,712
Deborah F. Stanley, Director                                      1,712

Carl K. Walrath, Director                                         1,712

All non-employee directors
as a group (7 persons)                                           11,984


All executive officers as a group,
other than the President and Chief
Executive Officer (5 persons)                                    12,000

(1) All options granted to Mr. Kreis are Incentive Stock Options and all options granted to non-employee directors will be Non-Qualified Stock Options. Options that may be granted to employees in the future may be Incentive Stock Options or Non-Qualified Stock Options, in the Committee's discretion.

      The exercise price of the options will be $8.875 each, which was the fair market value per share of Common Stock at March 16, 2000, the date of the award.


ACCOUNTING TREATMENT


      Because the option price will equal the fair market value of the Common Stock on the date of grant, the Company will not recognize any compensation expense in connection with the grant of options under the Stock Option Plan or their exercise for cash.


TAX TREATMENT

      The Company is advised by counsel that, under the present provisions of the Code and Code regulations, the federal income tax treatment of stock options under the Stock Option Plan will depend upon whether the option is (1) an Incentive Stock Option intended to qualify under Section 422 of the Code or (2) a Non-Qualified Stock Option (all other options).


      The federal income tax consequences described in this section are based on laws and regulations in effect on March 20, 2000, and there is no assurance that the laws and regulations will not change in the future and affect the tax consequences of the matters discussed in this section. Optionees also may be subject to additional taxes under state tax laws which may differ from the applicable federal income tax laws described in this section.


      Incentive Stock Options. Generally, no taxable ordinary income is recognized by an employee upon the exercise of an Incentive Stock Option.

      If common stock acquired pursuant to the exercise of an Incentive Stock Option is held by the employee for at least two years from the date of grant and at least one year from the date the common stock is transferred to that employee, and, if that employee remains employed by the Company at all times from the date of grant of the option until three months before the date of exercise (or one year before the date of exercise in the case of a disabled employee or three months before death in the case of a deceased employee), the employee will not recognize income for regular tax purposes upon the exercise of the option. Exercise may result in recognition of income for alternative minimum tax purposes. Upon the later disposition of the common stock, the employee will recognize long-term capital gain or loss equal to the difference between the sales price and the purchase price. Under these circumstances, the Company will not receive a tax deduction at the time of either exercise or disposition. If the common stock acquired pursuant to the exercise of an Incentive Stock Option is not held by the employee for the time periods indicated above or otherwise fails to qualify, the option will be treated as a Non-Qualified Stock Option and the disposition will be subject to the income tax treatment described below under "Non-Qualified Stock Options". Under the terms of the Stock Option Plan, a person whose employment terminates due to disability has the right to exercise the option until the option would have expired had the person remained employed. If such an option is exercised later than one year after termination of employment due to disability, the exercise will be treated for income tax purposes as the exercise of a Non-Qualified Stock Option.

      The Committee may, in its discretion, grant options that expire later than three months after termination of employment. Options exercised later than three months after termination of employment (except in the case of disability of the employee or death of the employee within three months of termination, in which case the applicable period is one year) will be treated for income tax purposes as Non-Qualified Stock Options.

      The amount by which the fair market value of the common stock on the exercise date of an Incentive Stock Option exceeds the purchase price will be an item of "tax preference" for purposes of the federal alternative minimum tax provisions of the Internal Revenue Code.

      Non-Qualified Stock Options. Unlike an Incentive Stock Option, the exercise of a Non-Qualified Stock Option results in the recognition of income for tax purposes which is subject to income tax withholding and may be subject to FICA tax withholding. However, the exercise of a Non-Qualified Stock Option does not result in an item of "tax preference" for purposes of the federal alternative minimum income tax.

      Upon exercise of a Non-Qualified Stock Option, an optionee, other than a person subject to Section 16(b) of the Securities Exchange Act of 1934 ("Reporting Person"), will recognize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the common stock over the purchase price on the date of exercise.

      If, during the six months preceding the exercise of a Non-Qualified Stock Option, a Reporting Person has had a transaction in common stock which is treated as a purchase under Section 16(b) of the Securities Exchange Act of 1934, then the Reporting Person will not recognize compensation from the exercise of such option until the expiration of six months following the date of the purchase transaction. At the expiration of that six month period, the Reporting Person will recognize compensation equal to the excess of the then fair market value of the common stock over any purchase price paid. However, a Reporting Person may make an election under Section 83(b) of the Internal Revenue Code within 30 days after the date of exercise, to be taxed at the time of exercise upon the excess, if any, of the fair market value of the common stock on the date of exercise over the purchase price paid.

      An optionee's tax basis in common stock received upon exercise of options will generally be any purchase price paid plus the amount of taxable compensation recognized.

      To the Company. In general, the Company will be entitled to a deduction (subject to any general limitations) in connection with awards under the Plan only at such time, and in such amount, as optionees recognize ordinary income in connection with the awards. Thus, in the case of an Incentive Stock Option, assuming there is no disqualifying disposition, the Company will not be entitled to a deduction because the optionees will not recognize ordinary income. When exercise of a Non-Qualified Stock Option results in ordinary income to the optionee, the Company will be entitled to claim the available deduction. The Code requires satisfaction of the applicable reporting requirements as a condition to the Company's claiming its deduction.

      Gain and Loss. If common stock acquired through the exercise of a Non-Qualified Stock Option is sold, the optionee will generally recognize capital gain (or loss) equal to the amount by which the proceeds of sale exceed (or are less than) the optionee's basis in that common stock. The gain (or loss) will be long term if the common stock acquired under the Stock Option Plan has been held for more than 18 months. If an optionee pays part or all of the exercise price of a Non-Qualified Stock Option by surrendering previously acquired Company common stock, then such optionee's tax basis (and capital gains holding period) in the surrendered shares carries over to an equivalent number of shares purchased by exercise of the Option. If the optionee uses stock previously acquired as Incentive Stock Option stock for purposes of paying for stock in a later exercise but prior to the expiration of the required holding period for the Incentive Stock Option stock, this will be treated as a disqualifying disposition for such stock.

      General. The common stock to be issued or transferred pursuant to the Stock Option Plan will be stock which will be made available, at the discretion of the Board of Directors of the Company, either from authorized but unissued shares, or from shares reacquired by the Company, including shares purchased on the open market. Shares acquired pursuant to the exercise of options under the Stock Option Plan by a Reporting Person shall not be sold or transferred for at least six months after the date of grant.

      No preemptive rights are applicable to the shares covered by the Stock Option Plan. The cash proceeds to be received by the Company upon exercise of the options will be used for general corporate purposes.

      Resolution. In order to adopt the Stock Option Plan, Shareholders are requested to approve and adopt the following resolution at the Annual Meeting of
Shareholders:

            RESOLVED, that the Oswego County Bancorp, Inc. Stock Option Plan, attached as Exhibit "A" to the Company's Proxy Statement and furnished to Shareholders in connection with the Annual Meeting of Stockholders of the Company held on April 20, 2000, be, and hereby is, approved and adopted.

      If approved and adopted, the Stock Option Plan will become effective from March 16, 2000. Approval and adoption of this Item 2 requires the affirmative vote of the holders of a majority of the outstanding shares of the Company, excluding shares held by Oswego County MHC.


      Management recommends a vote "FOR" Item 2.

Item 3. APPROVAL OF THE OSWEGO COUNTY BANCORP, INC. RESTRICTED STOCK PLAN

      The Board of Directors of the Company has adopted the Oswego County Bancorp, Inc. Restricted Stock Plan (the "Restricted Stock Plan") as a method of providing certain employees and non-employee directors of the Company with a proprietary interest in the Company and to provide these individuals with an incentive to increase the value of the Company. The following discussion is qualified in its entirety by reference to the Restricted Stock Plan, which is attached hereto as Appendix B.

      Under the Restricted Stock Plan, shares of Common Stock will be awarded in the following amounts to named executive officers, executive officers as a group, non-employee directors, and employees as a group. Shares issued under the Restricted Stock Plan will be authorized but previously unissued shares. Funding the Restricted Stock Plan with authorized but unissued shares will have a dilutive effect on the ownership interests of existing stockholders.


      If the Restricted Stock Plan is approved by stockholders, the following awards of Restricted Stock will be effective as of March 16, 2000:

 Name and                                                               Number
 Principal Position                                                    of Shares


 Gregory J. Kreis                                                        2,996
 President and Chief Executive Officer

 Michael R. Brower                                                         514

 Bruce P. Frassinelli                                                      514

 Paul J. Heins                                                             514

 Paul W. Schneible                                                         514

 Bernard Shapiro                                                           514

 Deborah F. Stanley                                                        514

 Carl K. Walrath                                                           514

 All non-employee directors as
 a group (7 persons)                                                     3,598




      The Compensation Committee will administer the Restricted Stock Plan, and make awards pursuant to the Restricted Stock Plan. Awards of Common Stock under the Restricted

Stock Plan ("Restricted Stock") are nontransferable and nonassignable. Awards of Restricted Stock will become effective following receipt of stockholder approval. Participants in the Restricted Stock Plan will earn (become vested in) shares of Restricted Stock covered by an award and all restrictions will lapse at a rate of 20% per year commencing with the first lapse of restrictions on April 20, 2001, and succeeding installments being earned on April 20 of each following year. Upon termination of employment or service due to death, disability, change in control or, in the case of an officer or employee, normal retirement, all restrictions will lapse. Upon termination of employment or service for any other reason, unvested shares are forfeited. When a participant's shares become vested in accordance with the Restricted Stock Plan, the participant will recognize income equal to the fair market value of the restricted Stock so vested at that time, unless the participant has made an irrevocable election to be taxed on the shares of Restricted Stock awarded to him in the year of the award. The amount of income recognized by a participant will be a deductible expense of the Company for Federal income tax purposes. After Restricted Stock has been granted, but before the Restricted Stock has vested, the recipient shall receive any cash dividends paid with respect to such shares. Stock dividends declared by the Company and paid on shares that have not been earned shall be subject to the same restrictions as the Restricted Stock until such shares are earned. Prior to vesting, recipients of awards under the Restricted Stock Plan may vote the shares of Restricted Stock allocated to them.

      If approved, the Restricted Stock Plan will become effective from April 20, 2000. Approval of this Item 3 requires the affirmative vote of the holders of a majority of the outstanding shares of the Company, excluding shares held by Oswego County MHC.


      Unless marked to the contrary, the shares represented by the enclosed, signed Proxy will be voted FOR the approval of the Restricted Stock Plan.

      Management recommends a vote "FOR" Item 3.

Item 4. AMENDMENT OF THE CERTIFICATE OF INCORPORATION

      The Board of Directors has approved, and recommends that the stockholders approve, an amendment to Article 4 of the Company's Certificate of Incorporation to reduce the aggregate number of authorized shares from a total of 8,500,000 shares, of which 7,500,000 shares consist of Common Stock and 1,000,000 shares consist of Preferred Stock, to a total of 3,500,000 shares, of which 3,000,000 shall consist of Common Stock and 500,000 shall be Preferred Stock. Article 4 of the Certificate of Incorporation will be amended to read as follows:

            A. The total number of shares of all classes of stock which the corporation shall have authority to issue is 3,500,000 consisting of 3,000,000 shares of Common Stock, par value one cent ($.01) per share (the "Common Stock") and 500,000 shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock").

      The proposed amendment is identical to the existing text in the paragraph
(A) of Article 4 of the current Certificate of Incorporation, except that the existing paragraph (A) provides that the total aggregate number of authorized shares is 8,500,000, consisting of 7,500,000 shares of Common Stock and 1,000,000 of Preferred Stock.


      As a Delaware corporation, the Company pays an annual corporation franchise tax under Delaware law. The amount of the tax is based upon the total number of shares authorized by the Company's Certificate of Incorporation. At present, the Company's annual franchise tax is $42,540.00. The Company expects that adoption of the proposed amendment will reduce the Company's annual Delaware franchise tax to $17,540.00, thereby resulting in an estimated annual savings to the Company of $25,000.00.


      Approval of this Item 4 requires the affirmative vote of a majority of the outstanding shares of Common Stock.

      Unless marked to the contrary, the shares represented by the enclosed, signed Proxy will be voted FOR the amendment of the Certificate of Incorporation.

      Management recommends a vote "FOR" Item 4.


Item 5. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS


      The Board of Directors has appointed KPMG LLP as the independent accountants for the Company and the Bank for the year ending December 31, 2000. KPMG has served as the accountants for the Bank since 1997. Services provided by KPMG in 1999 included the audit of the consolidated financial statements of the Company and the Bank, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission, and consultations on various tax matters.

      Approval of this Item 5 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

      Unless marked to the contrary, the shares represented by the enclosed, signed Proxy will be voted FOR the ratification of the appointment of KPMG LLP as independent accountants.

      Management recommends a vote "FOR" Item 5.

PROPOSALS OF STOCKHOLDERS


      Proposals of stockholders intended to be presented to the 2001 Annual Meeting of Stockholders must be received a reasonable time before the Company begins to print and mail its proxy materials, for inclusion in the Proxy Statement and form of proxy. Proposals received by November 24, 2000 will be considered by the Company to have been received within a reasonable time. Stockholders wishing to propose matters for consideration at the 2001 annual meeting must follow certain specified advance notice procedures set forth in the Company's By-laws, a copy of which is available upon written request to:

                     Gregory J. Kreis
                     President and Chief Executive Officer
                     Oswego County Bancorp, Inc.
                     44 East Bridge Street
                     Oswego, New York  13126


      The By-laws designate procedures for the calling and conduct of a meeting of stockholders, including, but not limited to specifying who may call the meeting, what business may be conducted, the procedures with respect to the making of stockholder proposals, and the procedures and requirements for stockholder nomination of directors. The By-laws require a stockholder's notice to be received at the above address not less than 90 days before the annual meeting. However, if the Company makes public disclosure of the date of the annual meeting less than 100 days in advance, then the stockholder's notice delivery deadline is the 10th day following the day on which the Company publicly disclosed the date of the meeting.

OTHER MATTERS

      The expenses of this solicitation, including the costs of preparing and mailing this Proxy Statement and accompanying material, will be borne by the Company. Regular employees of the Bank may solicit proxies in person, by mail or by telephone, but no employee of the Bank will receive any compensation for solicitation activities in addition to his or her regular compensation. Expenses may also include the charges and expenses of brokerage houses, nominees, custodians and fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares.

      The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their judgment.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        ----------------------------------------
                                                    Gregory J. Kreis
                                           President and Chief Executive Officer


DATED: March 20, 2000

       Oswego, New York

                                                                       EXHIBIT A

                           OSWEGO COUNTY BANCORP, INC.

                     TEXT OF THE OSWEGO COUNTY BANCORP, INC.
                          STOCK OPTION PLAN AS PROPOSED

1. PURPOSES OF THE PLAN

      The purpose of the Oswego County Bancorp, Inc. Stock Option Plan is to provide a method by which those directors, officers and employees of the Company and its Subsidiaries who are largely responsible for the management, growth, and protection of the business, and who are making and can continue to make substantial contributions to the success of the business, may be encouraged to acquire a larger stock ownership in the Company thus increasing their proprietary interest in the business, providing them with greater incentive for their continued employment, and promoting the interests of the Company and all its stockholders. Accordingly, the Company will, from time to time during the term of the Plan, grant to such employees as may be selected in the manner provided in the Plan, options to purchase shares of Common Stock of the Company subject to the conditions provided in the Plan. The Plan is subject to the provisions of Section 140-a of the New York Banking Law, the regulations of the New York Banking Board and any other applicable law or regulation.

2. DEFINITIONS

      Unless the context clearly indicates otherwise, the following terms have the meanings set forth below.

      (a) "Bank" means Oswego County Savings Bank.

      (b) "Board of Directors" or "Board" means the Board of Directors of the Company.

      (c) "Change in Control" of the Bank or the Company means:

            (1) a reorganization, merger, conversion, consolidation, or sale of all or substantially all of the assets of the Bank, the Company or Oswego County MHC, or a similar transaction in which the Bank, the Company, or Oswego County MHC is not the resulting entity and that is not approved by a majority of the Board of Directors of the Company; or

            (2) individuals who constitute the incumbent board of the Bank, the Company or Oswego County MHC cease for any reason to constitute a majority thereof;

provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-fourths of the directors composing the incumbent board or whose nomination for election by the Company's stockholders was approved by the same nominating committee serving under the incumbent board shall be, for purposes of this Section, considered as through he or she were a member of the incumbent board;

            (3) an acquisition of "control" of the Bank or the Company as defined in the Bank Holding Company Act of 1956, as amended and applicable rules and regulations promulgated thereunder as in effect at the time of the Change in Control (collectively, the "BHCA"), as determined by the Board of Directors of the Bank, the Company or Oswego County MHC; or

            (4) an acquisition of the Bank's stock requiring submission of notice under the Change in Bank Control Act; provided, however, that a Change in Control shall not be deemed to have occurred under paragraph (1), (3) or (4) of this subsection (c) if the transactions constituting a Change in Control are approved by a majority of the Board of Directors of the Company; or

            (5) (A) an event of a nature that would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 of 15(d) of the Exchange Act or results in a change in control of the Bank, the Company or Oswego County MHC within the meaning of the BHCA; or (B) such time as (i) any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than Oswego County MHC is a becomes a "beneficial owner" (as defined in Section 13(d)(3) of the Exchange
Act) directly or indirectly, of securities of the Company or the Bank representing 25 or more of the outstanding securities ordinarily having the right to vote at the election of directors except for any securities of the Company purchased by the Bank's employee stock ownership plan and trust shall not be counted in determining whether such plan is the beneficial owner of more than 25% of the Bank's securities, (ii) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan or reorganization, merger or consolidation of the Company or the Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Bank or the Company, or
(iii) a tender offer is made for 25% or more of the voting securities of the Company and the stockholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

      (d) "Code" means the Internal Revenue Code of 1986, as amended. References in this Plan to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of this Plan's adoption by the Board and as subsequently amended, or to any substantially similar successor provisions of the Code resulting from recodification, renumbering or otherwise.

      (e) "Committee" means a Committee of two or more Non-Employee Directors, appointed by the Board, to administer and interpret this Plan.

      (f) "Common Stock" means the common stock of the Company, par value $0.01 per share.

      (g) "Company" means Oswego County Bancorp, Inc., a Delaware corporation with its principal place of business at 44 East Bridge Street, Oswego, New York 13126.

      (h ) "Director" means a member of the Board of Directors.

      (i) "Exchange Act" means the Securities Exchange Act of 1934.

      (j) "Grant Date" as used with respect to a particular Option, means the date as of which such Option is granted by the Board or Committee pursuant to the Plan.

      (k) "Incentive Stock Option" means an Option that qualifies as an Incentive Stock Option as described in Section 422 of the Code.

      (l) "Non-Employee Director" shall the meaning provided in Rule 16b-3(b)(3)(i) under the Exchange Act.

      (m) "Non-Qualified Stock Option" means any Option granted under the Plan other than an Incentive Stock Option.

      (n) "Option" means an option granted pursuant to Section 5 of the Plan to purchase shares of Common Stock and which shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option.

      (o) "Optionee" means an individual to whom an Incentive Stock Option or a Non-Qualified Stock Option is granted pursuant to the Plan.

      (p) "Permanent and Total Disability," as applied to an Optionee, means that the Optionee has (1) established to the satisfaction of the Company that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months, all within the meaning of
Section 22(e)(3) of the Code, and (2) satisfied any requirement imposed by the Committee.

      (q) "Plan" means the Oswego County Bancorp, Inc. Stock Option Plan as set forth herein and as may be amended from time to time.

      (r) "Subsidiary" means any banking institution, stock corporation or other entity of which a majority of the voting common or capital stock is owned, directly or indirectly, by the Company and any company designated as such by the Committee, but only during the period of such ownership or designation.

3. ADMINISTRATION OF THE PLAN

      (a) The Committee will administer this Plan. On the date hereof, the Committee is the Personnel and Compensation Committee of the Board. The Board may from time to time remove members from or add members to the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board. The Board shall select one of the Committee's members as Chairman. The Committee shall hold meetings at such times and places as it may determine, subject to such rules as to procedures not inconsistent with the provisions of the Plan as are prescribed by the Board, set forth in the Company's By-Laws, and as prescribed by the Committee itself. A majority of the authorized number of members of the Committee shall constitute a quorum for the transaction of business. Acts reduced to or approved in writing by a majority of the members of the Committee then serving shall be valid acts of the Committee.

      (b) The Committee shall be vested with full authority to make such rules and regulations as it deems necessary or desirable to administer the Plan and to interpret the provisions of the Plan. Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all Optionees and any person claiming under or through an Optionee unless otherwise determined by the Board.

      (c) No member of the Committee may be under consideration for a grant of Options at the time the Committee grants Options or otherwise acts (except for the specific grants on the date of this Plan set forth in subsection (b) of
Section 5). No member of the Committee or of the Board shall be liable for any determination, decision, or action made in good faith with respect to the Plan or any Option granted under the Plan.

4. STOCK SUBJECT TO THE PLAN

      (a) The Common Stock to be issued or transferred under the Plan will be the Company's Common Stock which will be made available, at the discretion of the Board, either from authorized but unissued Common Stock or from Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares of Common Stock which may be issued under the Plan shall not exceed 39,950 shares.

      (b) In the event that any outstanding Options for any reason expire or are terminated without exercise, the shares of Common Stock allocable to the unexercised Options shall not again be made subject to Option under the Plan.

5. GRANT OF THE OPTIONS

      (a) Officers and Key Employees

      The Committee may from time to time grant Options to officers and key employees of the Company and its Subsidiaries to purchase shares of Common Stock. The Committee may designate any Options granted as either Incentive Stock Options or as Non-Qualified Stock Options, or the Committee may designate a portion of the Incentive Stock Options and the remaining portion as Non-Qualified Stock Options. Options granted to officers and key employees shall vest and be exercisable in accordance with a schedule fixed by the Committee at the time of grant. No Optionee shall receive more than 25% of the total Options under this Plan.

      (b) Directors

      Each Director who on March 16, 2000 is also an employee of the Company or a Subsidiary shall be granted Incentive Stock Options on such date to purchase 9,987 shares of Common Stock. Each Director who is serving in such capacity on March 16, 2000, and who is not on such date an employee of the Company or any Subsidiary, shall be granted on such date Non-Qualified Stock Options to purchase 1,712 shares of Common Stock. Such Options shall vest and be exercisable in accordance with the following schedule:

     Percent Vested                 Anniversary Date of Grant

           20%                                1st
           40%                                2nd
           60%                                3rd
           80%                                4th
          100%                                5th

Such Options shall expire upon the date 10 years after the date of grant. No additional Options may be granted to Directors who are not employees of the Company or a Subsidiary, absent an amendment to this Plan in accordance with
Section 13. Directors who are not employees of the Company or a Subsidiary shall not receive more than 5% of the total Options under the Plan individually, or more than 30% of the total available Options in the aggregate.

      (c) Vesting upon Change in Control

      In the event of a Change in Control of the Company or the Bank, all Options that have been awarded shall immediately vest and become exercisable.

6. OPTION PRICE

      The purchase price per share of any Option granted under the Plan shall be 100 percent of the fair market value of one share of Common Stock on the date the Option is granted. For purposes of the Plan, the fair market value of a share of Common Stock shall be the mean between the high and low prices for a share of Common Stock as quoted by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the day of the grant; if there is only one price quoted for the day of the grant, then the fair market value shall be such price; and if no such price is quoted for the day of the grant, the fair market value shall be the previous closing price. If the Common Stock is not reported on NASDAQ, the fair market value of share shall mean the average sale price of all shares of Common Stock sold during the period of 30 calendar days immediately preceding the date on which the Options were granted, and if no shares of Common Stock have been sold within such 30-day period, then fair market value shall be determined by the Committee.

7. ELIGIBILITY OF OPTIONEES

      (a) Options shall be granted only to persons who are either key employees of the Company and its Subsidiaries, or Directors of the Company, in each case as determined by the Committee at the time of the grant.

      (b) Subject to the terms, provisions, and conditions of the Plan and subject to review by the Board, the Committee shall have exclusive jurisdiction to (1) select the key employees and directors to be granted Options, (2) determine the number of Options to be granted to each Optionee, (3) determine the date or dates when Options will be granted, (4) determine the purchase price of the shares subject to each Option in accordance with Section 6 of the Plan,
(5) determine the date when each Option shall vest and become non-forfeitable by the Optionee, (6) determine the date or dates when each Option may be exercised within the term of the Option specified pursuant to Section 9 of the Plan, (7) determine whether or not an option constitutes an Incentive Stock Option, and
(8) prescribe the form, which will be consistent with the Plan, of the documents evidencing any Options granted under the Plan.

      (c) Neither anything contained in the Plan or in any document under the Plan nor the grant of any Option under the Plan shall confer upon any Optionee any right to continue in the employ of the Company or of any Subsidiary or limit in any respect the right of the Company or any Subsidiary to terminate the Optionee's employment at any time and for any reason.

8. NON-TRANSFERABILITY

      No Option granted under the Plan shall be assignable or transferable by the Optionee other than by will or the laws of descent and distribution, and during the lifetime of an Optionee, the Option shall be exercisable only by such Optionee.

9. TERM AND EXERCISE OF OPTIONS

      (a) Each Option granted under the Plan shall terminate on the date determined by the Committee and specified in the Option Agreement, provided that each Option shall terminate not later than ten years after the Grant Date. The Committee, at its discretion, may provide further limitations on the exercisability of Options granted under the Plan. An Option may be exercised only during the continuance of the Optionee's employment, except as provided in
Section 10 of the Plan.

      (b) A person electing to exercise an Option shall give written notice to the Company, in such form as the Committee shall have prescribed or approved, of such election and of the number of shares he or she has elected to purchase and shall at the time of exercise tender the full purchase price of any shares he or she has elected to purchase. The purchase price upon the exercise of an Option shall be paid in full in cash; provided, however, that in lieu of cash, with the approval of the Committee at or prior to exercise, an Optionee may exercise his or her Option by tendering to the Company shares of Common Stock owned by him or her and having a fair market value equal to the cash exercise price applicable to his or her Option, with the then fair market value of such stock to be determined in the manner provided in Section 6 of the Plan (with respect to the determination of the fair market value of Common Stock on the date an Option is granted). However, if an Optionee pays the Option exercise price of a Non-Qualified Stock Option in whole or in part in the form of Common Stock already owned by the Optionee, the Company may require that the Optionee have owned the stock for a period of time that would not cause the exercise to create a charge to the Company's earnings. Such provisions may be used by the Company to prevent a pyramid exercise. As conditions to exercising an Option, the holder must (1) arrange to pay the Company any amount required to be withheld under any tax law on the account of the exercise, and (2) in the case of an Incentive Stock Option, agree to notify the Company of any disqualifying disposition (as defined in Section 421 of the Code) of the Common Stock acquired upon the exercise and agree to pay the Company any amount required to be withheld under any tax law on account of the disposition. Any payment on account of withholding taxes shall be made in a form acceptable to the Committee.

      (c) An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any shares covered by his or her Option until the date the Stock Certificate is issued evidencing ownership of the shares. No adjustment shall be made for dividends (ordinary or extraordinary) whether in cash, securities, or other property, or distributions or other rights for which the record date is prior to the date such Stock Certificate is issued, except as provided in Section 14 of the Plan.

      (d) A person may, in accordance with other provisions of the Plan, elect to exercise Options in any order, notwithstanding the fact that Options granted to him or her prior to the grant of the Options selected for exercise are unexpired.

10. TERMINATION OF EMPLOYMENT

      If an Optionee severs from all employment with the Company and/or its Subsidiaries, any Option granted to him or her under the Plan shall terminate as follows:

      (a) An Option held by an Optionee who is Permanently and Totally Disabled shall terminate (i) in the case of an Incentive Stock Option, one year after the date of termination of employment, and (ii) in the case of a Non-Qualified Stock Option, upon its expiration date;

      (b) A Non-Qualified Stock Option held by an Optionee shall be exercisable within a period of one year from the date the Optionee's death by the executor or administrator of the Optionee's estate or by the person to whom the Optionee shall have transferred such right by last will and testament or by the laws of descent or distribution;

      (c) An Incentive Stock Option or a Non-Qualified Stock Option held by an Optionee whose employment terminates for cause, as determined by the Committee, shall expire immediately upon the date of termination unless some other expiration date is fixed by the Committee; and

      (d) An Option held by an Optionee whose employment terminates for any reason other than those specified in subsection (a), (b), or (c) above shall expire (i) in the case of an Incentive Stock Option, three months after the date of termination of employment, and (ii) in the case of a Non-Qualified Stock Option, unless another date is fixed by the Committee, eighteen months after the date of termination.

      Upon termination of an Optionee's employment (or service) due to death, disability, Change in Control or, in the case of an officer or employee, normal retirement, all Options held by the Optionee, whether or not vested at that time, shall vest and become exercisable upon termination of employment. In no event, however, shall any Option be exercisable after its expiration date.

      Whether an authorized leave of absence or an absence for military or governmental service shall constitute termination of employment for purposes of the Plan shall be determined by the Committee, which determination shall be final, conclusive, and binding upon the affected Optionee and any person claiming under or through such Optionee. Termination of employment with any Subsidiary in order to accept employment with another Subsidiary or while remaining an employee of the Company or of any of its Subsidiaries shall not be a termination of employment for the purposes of this Section 10.

11. MODIFICATION, EXTENSION, AND RENEWAL

      Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend, or renew outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor. Without in any way limiting the generality of the foregoing, the Committee may grant to an Optionee, if he or she is otherwise eligible and consents thereto, a new or modified Option in lieu of an outstanding Option for a number of shares at an exercise price and for a term which are greater or less than under the earlier Option or may do so by cancellation and re-grant, amendment, substitution, or otherwise, subject only to the general limitations and conditions of the Plan. The foregoing notwithstanding, no modification of an Option shall, without consent of the Optionee, alter or impair any rights or obligations under any Option theretofore granted under the Plan.

12. PERIOD IN WHICH GRANTS MAY BE MADE

      Options may be granted under the Plan at any time on or before March 16, 2010.

13. AMENDMENT

      The Board may at any time amend, modify, or suspend the Plan, subject only to the approval of the New York Superintendent of Banks, provided that, without the approval of the stockholders of the Company, no amendment or modification shall be made by the Board which (a) increases the maximum number of shares as to which Options may be granted under the Plan; (b) changes the number of shares which may be optioned to any single individual; (c) alters the method by which the Option price is determined, or decreases the Option price; (d) extends the term of this Plan or extends any Option for a period of longer than ten years after the date of the grant; (e) changes the persons or category of persons eligible to be granted Options; or (f) alters this Section 13 so as to defeat its purpose. Further, no amendment, modification, or suspension, or termination of the Plan shall in any manner affect any Option theretofore granted under the Plan without the consent of the Optionee or any person validly claiming under or through the Optionee.

14. CHANGES IN CAPITALIZATION

      (a) In the event that the Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind or shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise), or if the number of shares of Common Stock shall be increased through the payment of a stock dividend, then the Board, subject to the approval of the New York Superintendent of Banks, shall substitute for or add to each share of Common Stock which was theretofore appropriated or which thereafter may become subject to an Option under the Plan the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be. Outstanding Options shall also be appropriately amended as to the price and other terms as may be necessary to reflect the foregoing events. The maximum number of shares of Common Stock upon which Options may be granted, as provided in Section 4(a) of the Plan, shall be adjusted proportionately to reflect any of the foregoing events.

      (b) Fractional shares resulting from any adjustment in Options pursuant to this Section 14 may be settled as the Board shall determine.

      (c) Notice of any of the foregoing adjustments shall be given by the Company to each holder of an Option which shall have been so adjusted.

      (d) The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassification, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business assets.

15. LISTING AND REGISTRATION OF SHARES

      (a) No Option granted pursuant to the Plan shall be exercisable in whole or in part if at any time the Board or the Committee, as the case may be, shall determine, in its discretion, that the listing, registration, or qualification of the shares of Common Stock subject to such Option on any securities exchange or under any applicable law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of or in connection with the granting of such Option or the issue of shares thereunder unless such listing, registration, qualification, consent, or approval shall have been affected or obtained free of any conditions not acceptable to the Board.

      (b) If a registration statement under the Securities Act of 1933 with respect to shares issuable upon exercise of any Option granted under the Plan is not in effect at the time of exercise, the person exercising such Option shall give the Committee a written statement, satisfactory in form and substance to the Committee, that he or she is acquiring the shares for his or her own account for investment and not with a view to their disposition, the Company may place upon any stock certificate for shares issuable upon exercise of such Option such legend as the Committee may prescribe to prevent disposition of the shares in violation of the Securities Act of 1933 or any other applicable law.

16. SIX MONTH HOLDING PERIOD

      Shares acquired pursuant to the exercise of Options shall not be sold or transferred for at least six months after the exercise date with respect to such Options.

17. EFFECTIVE DATE OF PLAN

      Upon the ratification and approval of the stockholders of the Company at the 2000 Annual Meeting of Stockholders, the Plan shall be effective as of March 16, 2000.

                                                                       EXHIBIT B

                           OSWEGO COUNTY BANCORP, INC.

                              RESTRICTED STOCK PLAN

1. PURPOSE: EFFECTIVENESS OF THE PLAN.

      (a) The purpose of this Plan is to advance the interests of the Company and its stockholders by helping the Company obtain and retain the services of employees, officers, and directors, upon whose judgment, initiative and efforts the Company is substantially dependent, and to provide those persons with further incentives to advance the interests of the Company.

      (b) This Plan will become effective on March 16, 2000, upon ratification and approval by the stockholders of the Company.

2. CERTAIN DEFINITIONS.

      Unless the context otherwise requires, the following defined terms (together with other capitalized terms defined elsewhere in this Plan) will govern the construction of this Plan, and of any agreements entered into pursuant to this Plan:

      (a) "1933 Act" means the federal Securities Act of 1933.

      (b) "1934 Act" means the federal Securities Exchange Act of 1934.

      (c) "Bank" means Oswego County Savings Bank.

      (d) "Change in Control" of the Bank or the Company means:

            (1) a reorganization, merger, conversion, consolidation, or sale of all or substantially all of the assets of the Bank, the Company or Oswego County MHC, or a similar transaction in which the Bank, the Company, or Oswego County MHC is not the resulting entity and that is not approved by a majority of the Board of Directors of the Company; or

            (2) individuals who constitute the incumbent board of the Bank, the Company or Oswego County MHC cease for any reason to constitute a majority thereof; provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-fourths of the directors composing the incumbent board or whose nomination for election by the Company's stockholders was approved by the same nominating committee serving under the incumbent board shall be, for purposes of this Section, considered as through he or she were a member of the incumbent board;

            (3) an acquisition of "control" of the Bank or the Company as defined in the Bank Holding Company Act of 1956, as amended and applicable rules and regulations promulgated thereunder as in effect at the time of the Change in Control (collectively, the "BHCA"), as determined by the Board of Directors of the Bank, the Company or Oswego County MHC; or

            (4) an acquisition of the Bank's stock requiring submission of notice under the Change in Bank Control Act; provided, however, that a Change in Control shall not be deemed to have occurred under paragraph (1), (3) or (4) of this subsection (c) if the transactions constituting a Change in Control are approved by a majority of the Board of Directors of the Company; or

            (5) (A) an event of a nature that would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 of 15(d) of the 1934 Act or results in a change in control of the Bank, the Company or Oswego County MHC within the meaning of the BHCA; or (B) such time as (i) any "person" (as the term is used in Section 13(d) and 14(d) of the 1934 Act) other than Oswego County MHC is a becomes a "beneficial owner" (as defined in Section 13(d)(3) of the 1934) directly or indirectly, of securities of the Company or the Bank representing 25 or more of the outstanding securities ordinarily having the right to vote at the election of directors except for any securities of the Company purchased by the Bank's employee stock ownership plan and trust shall not be counted in determining whether such plan is the beneficial owner of more than 25% of the Bank's securities, (ii) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan or reorganization, merger or consolidation of the Company or the Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Bank or the Company, or
(iii) a tender offer is made for 25% or more of the voting securities of the Company and the stockholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

      (e) "Board" means the Board of Directors of the Company.

      (f) "Code" means the Internal Revenue Code of 1986, as amended. References in this Plan to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of this Plan's adoption by the Board and as subsequently amended, or to any substantially similar successor provisions of the Code resulting from recodification, renumbering or otherwise.

      (g) "Committee" means a Compensation Committee of two or more Non-Employee Directors, appointed by the Board, to administer and interpret this Plan.

      (h) "Company" means Oswego County Bancorp, Inc., a Delaware corporation with its principal place of business at 44 East Bridge Street, Oswego, New York 13126.

      (i) "Non-Employee Director" shall the meaning provided in Rule 16b-3(b)(3)(i) under the 1934 Act.

      (j) "Eligible Participants" means persons who, at a particular time, are employees, officers or directors of the Company or any of its Subsidiaries.

      (k) "Holder" means an Eligible Participant to whom any Restricted Stock is issue hereunder, and any transferee thereof pursuant to a Transfer authorized under this Plan.

      (l) "Plan" means this Restricted Stock Plan of the Company.

      (m) "Restricted Stock" means Stock issued or issuable by the Company pursuant to this Plan.

      (n) "Restricted Stock Grant Agreement" means an agreement between the Company and an Eligible Participant to evidence the terms and conditions of the issuance of Restricted Stock under this Plan.

      (o) "Stock" means shares of the Company's common stock, par value $.01 per share.

      (p) "Subsidiary" has the same meaning as "Subsidiary Corporation" as defined in Section 424(f) of the Code.

      (q) "Termination Event" means, with respect to any Holder of Restricted Stock, any event that results in such Holder no longer being an Eligible Participant hereunder for any reason whatsoever, except for death, disability, Change in Control, or, in the case of an officer or employee, normal retirement.

      (r) "Transfer," with respect to Restricted Stock, includes, without limitation, a voluntary or involuntary sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy of such Restricted Stock, including without limitation an assignment for the benefit of creditors of the Holder, a transfer by operation of law, such as a transfer by will or under the laws of descent and distribution, an execution of judgment against the Restricted Stock or the acquisition of record or beneficial ownership thereof by a lender or creditor, a transfer pursuant to a qualified domestic relations order, or to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse

(except for estate planning purposes) under which a part or all of the shares of Restricted Stock are transferred or awarded to the spouse of the Holder or are required to be sold; or a transfer resulting from the filing by the Holder of a petition for relief, or the filing of an involuntary petition against such Holder, under the bankruptcy laws of the United States or of any other nation.

3. ELIGIBILITY.

      The Company may issue Restricted Stock under this Plan only to person who are Eligible Participants as of the time of such issuance. Subject to the provisions of Section 5 of this Plan, there is no limitation on the amount of Restricted Stock that may be issued to an Eligible Participant.

4. ADMINISTRATION.

      (a) Committee. The Committee, if appointed by the Board, will administer this Plan. If the Board, in its discretion, does not appoint such a Committee, the Board itself will administer this Plan and take such other actions as the Committee is authorized to take hereunder.

      (b) Authority and Discretion of Committee. The Committee will have full and final authority in its discretion, at any time and from time to time, subject only to the express terms, conditions and other provisions of the Company's Certificate of Incorporation, By-laws and this Plan:

            (i) to select and approve the persons to whom Restricted Stock will be issued under this plan from among the Eligible Participants, including the number of shares of Restricted Stock so issued to each such person;

            (ii) to determine the Purchase Price of Restricted Stock issued under this Plan, the period or periods of time during which the Company will have the right to repurchase such Restricted Stock and the terms and conditions of such repurchase, and other matters to be determined by the Committee in connection with specific issuances of Restricted Stock and Restricted Stock Grant Agreements as provided in this Plan; and

            (iii) to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the operation and administration of this Plan.

      (c) Restricted Stock Grant Agreements. Restricted Stock will be issued hereunder only upon the execution and delivery of a Restricted Stock Grant Agreement by the Holder and a duly authorized officer of the Company. Restricted Stock will not be deemed issued merely upon the authorization of such issuance by the Company.

5. SHARES RESERVED FOR RESTRICTED STOCK.

      (a) Restricted Stock Pool. The aggregate number of shares of Restricted Stock that may be issued pursuant to this Plan will not exceed 11,985 (the "Restricted Stock Pool"). In the event that any Restricted Stock is forfeited, the shares of Common Stock forfeited to the Company shall not again be made available for grant under the Plan.

      (b) Adjustments Upon Changes in Stock. In the event of any change in the outstanding Stock of the Company as a result of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made in: (i) the aggregate number of shares of Restricted Stock in the Restricted Stock Pool that may be issued pursuant to this Plan; (ii) the exercise price of any rights of repurchase or of first refusal under this Plan; and (iii) other rights and matters determined on a per share basis under this Plan or any Restricted Stock Grant Agreement hereunder. Any such adjustments will be made only by the Board, and when so made will be effective, conclusive and binding for all purposes with respect to this Plan. If there is any other change in the number or kind of the outstanding shares of Stock of the Company, or of any other security into which that Stock has been changed or for which it has been exchanged, and if the Board, in its sole discretion, determines that this change requires any adjustment in the restrictions of Transfer, rights of repurchase, or rights of first refusal in Restricted Stock then subject to this Plan, such an adjustment will be made in accordance with the determination of the Board. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional shares of its Stock or securities convertible into or exchangeable for shares of its stock.

6. TERMS OF RESTRICTED STOCK GRANT AGREEMENTS.

      Each issuance of Restricted Stock pursuant to this Plan will be evidenced by a Restricted Stock Grant Agreement between the Company and the Eligible Participant to whom such Restricted Stock is to be issued, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Plan. Without limiting the foregoing, each Restricted Stock Grant Agreement (unless otherwise stated therein) will be deemed to include the following terms and conditions:

      (a) No Agreement to Employ. Nothing contained in this Plan, any Restricted Stock Grant Agreement or in any other agreement executed in connection with the issuance of Restricted Stock under this Plan will confer upon any Holder any right with respect to the continuation of his or her status as an employee of, consultant or independent contractor to, or director of the Company or any Subsidiary.

      (b) Vesting Periods; Forfeiture to Company.

            (i) Vesting. Except as otherwise provided herein, each Restricted Stock Grant Agreement may specify the period or periods of time within which the Restricted Stock issued thereunder shall be forfeited to the Company or its assignee (the "Vesting Period"), as set forth in this Section 6(b). Such Vesting Periods will be fixed by the Committee in its discretion, and may be accelerated or shortened by the Committee in its discretion.

            Unless the Restricted Stock Purchase Agreement executed by a Holder expressly otherwise provides and except as set forth in this Plan, as of the date issued, all of the shares of Restricted Stock issued pursuant to the agreement (the "Total Award Shares") will be deemed "Unvested" and will become "Vested" according to the following schedule:

                  (1) No portion of the Total Award Shares will be deemed
            "Vested" prior to the first anniversary of the date on which the Restricted Stock was issued to the Holder (the "Issue Date");

                  (2) The Restricted Stock will become "Vested" on a cumulative basis as to twenty percent (20%) of the Total Award Shares on each of the first, second, third, fourth and fifth anniversaries of the Issue Date, so that the Total Award Shares will have become fully "Vested," subject to the Holder's remaining an Eligible Participant, on the fifth anniversary of such Issue Date.

            (ii) Vesting Upon Certain Events. Upon termination of a Holder's employment (or service) due to death, disability, Change in Control or, in the case of an officer or employee, normal retirement, all Restricted Stock of the Holder, whether or not "Vested" at that time, shall become "Vested."

            (iii) Forfeiture Upon Termination. Upon the occurrence of any Termination Event with respect to any Holder of Restricted Stock, any Unvested shares of Restricted Stock owned by such Holder at the time of such Termination Event shall be forfeited to the Company.

      (c) Restrictions on Transfer of Restricted Stock.

            (i) General Rule on Permissible Transfer of Restricted Stock. Restricted Stock may be Transferred only in (1) accordance with the limitations on the Transfer of Restricted Stock imposed by applicable state or federal securities laws, (2) as set forth below, and (3) subject to certain undertakings of the transferee (Section 6(c)(iii)). All Transfers of Restricted Stock not meeting the conditions set forth in this
      Section 6(c) are expressly prohibited.

            (ii) Effect of Prohibited Transfer. Any prohibited Transfer of Restricted Stock is void and of no effect. Should such a Transfer purport to occur, the Company may refuse to carry out the Transfer on its books, attempt to set aside the Transfer, enforce any undertaking or right under this Section 6(c), or exercise any other legal or equitable remedy.

            (iii) Required Undertaking. Any Transfer that would otherwise be permitted under the terms of this Plan is prohibited unless the transferee executes such documents as the Company may reasonably require to ensure that the Company's rights under a Restricted Stock Grant Agreement and this Plan are adequately protected with respect to the Restricted Stock so Transferred. Such documents may include, without limitation, an agreement by the transferee to be bound by all of the terms of this Plan, and of the applicable Restricted Stock Grant Agreement, as if the transferee were the original Holder of such Restricted Stock.

            (iv) Escrow. To facilitate the enforcement of the restrictions on Transfer set forth in this Plan, the Committee may, at its discretion, require the Holder of shares of Restricted Stock to deliver the certificate(s) for such shares with a stock power executed in blank by Holder and Holder's spouse (if required for transfer), to the Secretary of the Company or his or her designee, to hold said certificate(s) and stock power(s) in escrow and to take all such actions and to effectuate all such Transfers and/or releases as are in accordance with the terms of this Plan. The certificates may be held in escrow so long as the shares of Restricted Stock whose ownership they evidence is subject to forfeiture under this Plan or under a Restricted Stock Grant Agreement. Each Holder acknowledges that the Secretary of the Company (or his or her designee) is so appointed as the escrow holder with the foregoing authorities as a material inducement to the issuance of shares of Restricted Stock under this Plan, that the appointment is coupled with an interest, and that it accordingly will be irrevocable. The escrow holder will not be liable to any party to a Restricted Stock Grant Agreement (or to any other party) for any actions or omissions unless the escrow holder is grossly negligent relative thereto. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine.

      (d) Additional Restrictions on Transfer. By accepting Restricted Stock under this Plan, the Holder will be deemed to represent, warrant and agree as follows:

            (i) Securities Act of 1933. The Holder understands that the shares of Restricted Stock have not been registered under the 1933 Act, and that such shares are not freely tradable and must be held indefinitely unless such shares are either registered under the 1933 Act or an exemption from such registration is available.

            (ii) Other Applicable Laws. The Holder further understands that each Transfer of the Restricted Stock requires full compliance with the provisions of applicable laws.

            (iii) Investment Intent. Unless a registration statement under the 1933 Act is in effect with respect to the sale and issuance of the Restricted Stock to the Holder: (1) the Holder is purchasing the Restricted Stock for his or her own account and not with a view to distribution within the meaning of the 1933 Act, other than as may be effected in compliance with the 1933 Act and the rules and regulations promulgated thereunder; (2) no one else will have any beneficial interest in the Restricted Stock; and (3) Holder has no present intention of disposing of the Restricted Stock at any particular time.

      (e) Compliance with Law. Notwithstanding any other provision of this Plan, Restricted Stock may be issued pursuant to this Plan only after there has been compliance with all applicable federal and state securities laws, and such issuance will be subject to this overriding condition. The Company will not be required to register or qualify Restricted Stock with the Securities and Exchange Commission or any State agency, except that the Company will register with, or as required by local law, file for and secure an exemption from such registration requirements from, the applicable securities administrator and other officials of each jurisdiction in which an Eligible Participant would be issued Restricted Stock hereunder prior to such issuance.

      (f) Stock Certificates. Certificates representing the Restricted Stock issued pursuant to this Plan will bear all legends required by law and necessary to effectuate this Plan's provisions. The Company may place a "stop transfer" order against shares of the Restricted Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this Section 6(f) have been complied with.

      (g) Market Standoff. To the extent requested by the Company and any underwriter of securities of the Company in connection with a firm commitment underwriting, no Holder of any shares of Restricted Stock will sell or otherwise transfer any such shares not included in such underwriting, or not previously registered pursuant to a registration statement filed under the 1933 Act, during the one hundred twenty (120) day period following the effective date of the registration statement filed with the Securities and Exchange Commission in connection with such offering.

      (h) Notices. Any notice to be given to the Company under the terms of a Restricted Stock Grant Agreement will be addressed to the Company at its principal executive office, Attn: Corporate Secretary, or at such other address as the Company may designate in writing. Any notice to be given to a Holder will be addressed to the Holder at the address provided to the Company by the Holder. Any such notice will be deemed to have been duly given if an when enclosed in a properly sealed envelope, addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.

      (i) Other Provisions. The Restricted Stock Grant Agreement may contain such other terms, provisions and conditions, including such special forfeiture conditions, rights of repurchase, rights of first refusal and other restrictions on Transfer of Restricted Stock issued hereunder, not inconsistent with this Plan, as may be determined by the Committee in its sole discretion.

7. PERIOD IN WHICH GRANTS CAN BE MADE.

      Restricted Stock may be granted under this Plan at any time on or before March 16, 2010.

8. AMENDMENT AND DISCONTINUANCE.

      The Board may amend, suspend or discontinue this Plan at any time or from time to time; provided that (a) no such action of the Board shall alter or impair any rights previously granted to Holders under the Plan without the consent of such affected Holders (or their successors or assignees), and (b) the Plan may not be amended without approval of the Company's stockholders if the amendment would materially increase the benefits accruing to participants under the Plan, increase the number of shares of Restricted Stock that may be issued under the Plan, or materially modify the requirements as to eligibility for participation in the Plan.

9. PLAN COMPLIANCE WITH RULE 16b-3.

      With respect to persons subject to the liability and reporting requirements of Section 16 of 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act.

10. COPIES OF PLAN.

      A copy of this Plan will be delivered to each Holder at or before the time he or she executes a Restricted Stock Grant Agreement.

                           Oswego County Bancorp, Inc.
                          Annual Report to Shareholders

                           Oswego County Savings Bank

Mission Statement:

Our mission is to be a financial service organization of undisputed integrity serving central New York.
Our goal is to maximize the value of our shareholders' equity by helping our customers attain their financial goals and potential.
Our specialty is providing individuals and small businesses with the personal, professional and innovative financial services they desire delivered in a manner that is above their expectations.
Our pledge is to manage entrusted resources for the benefit of our stockholders, customers, communities and staff.

Strategic Objectives 2000-2002
Become a diversified financial service organization.
Expand traditional markets and methods of delivery.
Provide a work environment that attracts and retains highly qualified individuals dedicated to the bank's goals.
Use technology to improve staff efficiency and provide electronic service options.

           Oswego County Bancorp, Inc. and Oswego County Savings Bank

Board of Directors

[picture]

Back row, left to right: Paul J. Heins, Vice Chairman, Gregory J. Kreis, Bruce
P. Frassinelli, Deborah F. Stanley. Front row, left to right: Michael L. Brower, Paul W. Schneible, Chairman, Carl K. Walrath. Missing: Bernard Shapiro.

Management Team

[picture]

Back row, left to right: Stephen Albright, Gregory J. Kreis, Gregory H. May, Ronald Tascarella. Front row: Judith S. Percy, Mary E. Lilly.

                         Annual Message to Shareholders

The year 1999 saw the most dramatic change for Oswego County Savings Bank in the 129 history of the Bank. Oswego County Savings Bank and Oswego City Savings Bank jointly announced the termination of the merger agreement between the two banks in January, seventeen months after signing the agreement. Although both banks believed the merger would have been positive for our customers and the Oswego County community, we were unsuccessful in gaining necessary regulatory approvals. The Board of Trustees voted unanimously to begin the process to convert from a mutual savings bank to a mutual holding company and stock bank form of ownership. The Board felt strongly that to accommodate the strategic vision for the future that the Bank would need additional capital. The conversion was accomplished on the 14th of July with the completion of a successful initial public offering of our stock.

In 1997 the Bank started an extensive review of all of our systems to determine what needed to be done to ensure that a smooth transition to the year 2000 would be accomplished. Hundreds of man-hours were dedicated to the project as well as a substantial investment in new computer equipment and computer software. The effort was successful and the New Year rolled in without a problem.

The good news regarding all of the Y2K preparation work was that our technology took a significant step forward. New high-speed phone lines were installed to all of our locations and a wide area network was established to improve customer service and internal communication. Faster and more efficient personal computers were acquired and additional software was installed to streamline tasks and add new services.

The Main Office facility was renovated from top to bottom. Our Main Office branch received new ceilings, lighting, carpet, fresh paint and a redesigned teller line with a manager's office located next to it. All of our back room operations were consolidated on our third floor in freshly remodeled space which improved workflow.

In August a new branch located at 700 North Main Street in North Syracuse was opened and represented the Bank's first branch outside of Oswego County. The reception in that market has been gratifying and our growth is on target to meet our first year budget. Also in August the Bank installed an ATM in the Hewitt Student Union on the Oswego State University campus.

The Bank also began offering several new products during the year. A home equity line of credit and several new fixed rate residential mortgage products were introduced. An automatic overdraft privilege was added for our consumer checking account customer's convenience. The OCSB MasterMoney Card was also introduced to our checking account customers. This debit card may be used at OCSB ATMs as well as a worldwide network of ATMs. Additionally the debit card can be used at businesses worldwide that accept MasterCard transactions. The amount is automatically deducted from the customer's checking account giving them universal access to their funds.

We expanded our services to the business community and were received warmly by that group. Business loan and deposit balances grew substantially and two more staff members were added to accommodate that growth. Our strategic direction is to continue to grow this very important segment of the market. Based on the volume of activity we are currently experiencing additional staff will be added in 2000 to keep up with the demand.

The year 1999 was truly exciting as the Bank positioned itself to succeed in the twenty first century. The year 2000 promises to be an equally exciting year as many new loan and deposit product offerings are being readied for introduction. A package to allow our customer's to bank from home or work via the Internet will also be introduced. Non traditional banking services will also be available in 2000 with a goal of being one stop financial services provider.

The Bank will celebrate our 130th anniversary in August. The Board's and management's that have guided the Bank throughout those 130 years have steered a course that kept the Bank sound and allowed it to grow and serve the citizens and businesses of this region. The current Board, management team and staff are equally committed to operating a strong and growing financial institution dedicated to excellent service while meeting the changing needs of our customers.


Paul W. Schneible                       Gregory J. Kreis
Chairman of the Board                   President & CEO

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On July 13, 1999, Oswego County Savings Bank (the "Bank") reorganized under a mutual holding company structure as a wholly owned subsidiary of Oswego County Bancorp, Inc. (the "Company" or "OCB"), a mid-tier stock holding company that became the majority-owned subsidiary of Oswego County MHC (the "MHC"). Contemporaneously with the reorganization, the Company sold in a public offering 399,500 shares of its common stock, par value $.01 ("Company Common Stock") at $10.00 per share, raising net proceeds of $3.0 million. As an integral part of the reorganization and public offering and in furtherance of the Company's commitment to the communities it serves, the Bank and the Company have established a charitable foundation known as the Oswego County Charitable Foundation (the "Foundation") and have contributed 15,980 shares to the Foundation. The Foundation will provide funding to support charitable causes and community development activities, which will complement the Bank's existing community activities. In addition, the Company established an Employee Stock Ownership Plan (ESOP) for employees of the Company and the Bank, which became effective with completion of the reorganization. The ESOP plan acquired 31,960 shares of OCB stock through January 2000 and has no immediate plans to purchase additional shares.

The consolidated financial condition and operating results of the Company are primarily dependent on its wholly owned subsidiary, the Bank, and all references to the Company prior to July 13, 1999, except where otherwise indicated are to the Bank.

Comparison of Financial Condition at December 31, 1999 and December 31, 1998

Total assets increased by $12.0 million or 10.8% to $122.8 million at December 31, 1999 from $110.9 million at December 31, 1998. The increase was primarily due to a $2.6 million or 18.8% increase in securities held to maturity and a $6.1 million or 40.9% increase in securities available for sale. Loans outstanding increased $1.0 million from $72.1 million at December 31, 1998 to $73.1 million at December 31, 1999. These asset increases were funded with net stock offering proceeds of $3.0 million, $5.0 million in long-term borrowings and a $3.6 million increase in total deposits from $96.6 million at December 31, 1998 to $100.1 million at December 31, 1999.

While total loans increased $1.0 million during 1999, the mix of outstanding loans changed due to continued mortgage refinancings and successful efforts in commercial lending. Total residential and home equity loans decreased $5.2 million from $60.8 million at December 31, 1998 to $55.6 million at December 31, 1999. The decrease in mortgage and home equity loans reflects consumer preference in lower interest rate environments for fixed-rate residential mortgage loans and the continued high levels of mortgage loan refinancings in 1999. As interest rates have risen in the latter part of 1999 and in early 2000, refinancing has slowed and consumer interest in adjustable-rate mortgages has increased. Commercial loans increased from $265,000 at December 31, 1998 to $5.9 million at December 31, 1999. This increase reflects the Company's continued efforts to diversify the loan portfolio and to expand product offerings to include commercial term loans and lines of credit. At December 31, 1999, net loans amounted to $72.0 million or 58.6% of total assets, compared to $71.0 million or 64.1% at December 31, 1998. Total securities available for sale increased $6.1 million from $14.8 million at December 31, 1998 to $20.8 million at December 31, 1999. Securities held to maturity increased $2.6 million from $13.7 million at December 31, 1998 to $16.3 million at December 31, 1999. The increase in securities available for sale was funded by increased deposit balances and long term borrowings. The increases in securities held to maturity were primarily in municipal issues which offer the Company favorable income tax benefits. Securities represented 30.2% of total assets at December 31, 1999 and 25.7% of total assets at December 31, 1998.

Real estate owned at December 31, 1999 was $255,000 compared to $195,000 at December 31, 1998. During 1999, the Company continued to reduce the level of non-performing loan amounts. Total non-performing loans decreased from $1.7 million at December 31, 1998 to $1.3 million at December 31, 1999. Loan charge-offs have also decreased from $526,000 in 1998 to $157,000 in 1999. At December 31, 1999, the allowance for loan losses equaled $1.1 million representing 1.46% of total loans outstanding and 81.35% of total non-performing loans.

Total deposits increased during 1999 by $3.6 million to $100.1 million at December 31, 1999 from $96.6 million at December 31, 1998. The increase was centered in demand and savings deposits which increased $1.7 million and $2.3 million, respectively. Time deposit levels were consistent with the prior year.

Total shareholders' equity was $14.2 million at December 31, 1999, an increase of $2.5 million from December 31, 1998. The increase was due primarily to the offering proceeds offset by the increase in accumulated other comprehensive loss and the unallocated ESOP shares, which are presented as a reduction of shareholders' equity.

Results of Operations for the Year Ended December 31, 1999 Versus the Year Ended December 31, 1998

Net income was $169,000 for the year ended December 31, 1999, compared to $309,000 in 1998, reflecting the Company's 1999 contribution of $160,000 worth of common stock to a charitable foundation and costs associated with opening a fifth banking office. Fiscal 1999 was a year of transition to public company status and to an expanded base of operations.

Net Interest Income. Net interest income is determined by the average interest rate spread (i.e., the difference between the average yields earned on interest-earning assets and the average rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased from $4.5 million in 1998 to $4.6 million in 1999 during a year in which market levels for short-term interest rates increased by approximately 1.50%. The Company views favorably its ability in 1999 to maintain a consistent level of net interest income in a rising rate environment. OCB can offer no assurance, however, that it would be able to achieve similar results during future periods. For the year ended December 31, 1999, taxable equivalent net interest income increased by $57,000 due to volume and $49,000 as the result of interest rate variances.

Interest Income. Total interest income decreased by $134,000, or 2.1%, to $7.8 million for 1999 compared to $7.9 million for 1998. The primary reason for the decrease in interest income was a $483,000 decrease in interest earned on outstanding loans reflecting mainly the pay down of higher yielding adjustable rate residential mortgage loans. The average balance of loans decreased $3.5 million from $75.6 million in 1998 to $72.1 million in 1999. The average yield on the loan portfolio also decreased from 8.27% in 1998 to 8.01% in 1999.

Income from securities increased by $374,000 during 1999 to $1.9 million, compared to $1.5 million in 1998. The increase in interest income from securities during 1999 was due primarily to a $6.4 million increase in the average balance of securities to $31.1 million for 1999 compared to $24.7 million in 1998. The average yield on the securities portfolio decreased slightly to 6.01% in 1999 compared to 6.05% in 1998.

Other interest income, which consists of interest on federal funds sold and other short-term investments, was $156,000 in 1999 as compared to $181,000 in 1998. The average amount of federal funds and short-term investments decreased from $3.2 million in 1998 to $2.9 million in 1999. The average yields on these investments decreased from 5.60% in 1998 to 5.32% in 1999.

Interest Expense. Interest expense, which consisted primarily of interest paid on deposits, was $3.1 million in 1999 compared to $3.4 million in 1998. The primary reason for the $240,000 decrease in interest expense was a 31 basis point reduction in the average rate paid on these deposits in 1999 compared to 1998. This reflects the Company's increase in lower costing savings and demand deposits, and reduced average rates paid on savings, demand and time deposits. OCB offers its deposit customers tiered pricing schedules whereby higher balances earn higher rates of interest.

Provision for Loan Losses. The provision for loan losses was $120,000 in both 1999 and 1998. Provisions for loan losses are recorded to maintain the allowance for loan losses at an amount management considers adequate to cover losses which are deemed probable and can be estimated. These provisions were based upon a number of factors, including asset classifications, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience, economic trends, industry experience and trends, estimated collateral values and underwriting policies. Net loan charge-offs were $119,000 in 1999 and $461,000 in 1998, reflecting the Company's efforts during the past three years to address problem loan situations in a timely manner. As a result of improvement in loan portfolio quality, charge-offs and non-performing loans declined during 1999. Total non-performing loans decreased from $1.7 million at December 31, 1998 to $1.3 million at December 31, 1999. At December 31, 1999, the allowance for loan losses equaled $1.1 million, representing 1.46% of total loans outstanding and 81.35% of total non-performing loans.

Noninterest Income. Noninterest income increased by $116,000 during 1999 as compared to 1998. The increase reflects the Company's efforts to expand commercial loan and deposit products, which result in greater service fee levels. In addition, the Company extended efforts to reduce fee and service charge waivers during 1999.

Noninterest Expenses. Noninterest expenses increased during 1999 by $459,000, or 10.4%, to $4.9 million compared to $4.4 million in 1998. The primary reasons for the increase were a 10.3% increase in salaries and benefits, a 15.6% increase in occupancy and equipment expenses, a $170,000 increase in professional fees, a $98,000 increase in data processing costs and a $160,000 increase in charitable contributions. Partially offsetting these increases were the absence in 1999 of $171,000 in terminated merger expenses, and a reduction of $217,000 in ORE expenses. Higher salary and benefit costs reflect the branch opening, wage increases and inflationary increases in benefit expenses. The increase in occupancy and equipment expense was caused by higher depreciation expense on capital expenditures, primarily for the new branch and computer equipment. The increase in data processing costs in 1999 reflects efforts to continue to improve data processing capabilities, inflationary increases in a data processing servicing contract, expenses associated with ATMs installed in mid 1998, and costs to bring a new branch on line. Professional fees include the costs of a profitability study, Y2K consulting costs, and increased costs from operating as a publicly held company. Increased charitable contributions reflect the $160,000 contribution of common stock to Oswego County Charitable Foundation.

Income Taxes. Income tax expense decreased by $125,000 in 1999 to $37,000 as compared to $162,000 in 1998, reflecting reduced pretax income and a greater volume of tax exempt securities in 1999. The effective income tax rate declined to 18.0% in 1999 from 34.4% in 1998.

[picture]

700 North Main Street, North Syracuse
Our newest branch opened August of 1999.
Stephen Sharkey Assistant Vice President and Branch Manager.

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                        Consolidated Financial Statements

                     Years ended December 31, 1999 and 1998

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report

The Board of Directors
Oswego County Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Oswego County Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oswego County Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                        KPMG LLP

February 28, 2000
Syracuse, New York

                     Statements of Financial Condition, p. 2

                         Statements of Operations, p. 4

                    Statements of Changes in Net Worth, p. 7

                         Statements of Cash Flows, p. 9

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                           December 31, 1999 and 1998
                        (In thousands, except share data)

     Assets                                                     1999       1998
                                                                ----       ----
Cash and due from banks                                      $  6,450      4,007
Federal funds sold and other short-term investments                --      2,600
Securities held to maturity, fair value of $15,829 in
  1999 and $13,792 in 1998                                     16,307     13,730
Securities available for sale, at fair value                   20,834     14,784

Loans                                                          73,098     72,081
     Less allowance for loan losses                             1,069      1,068
                                                             --------    -------
             Loans, net                                        72,029     71,013
                                                             --------    -------
Real estate owned                                                 255        195
Premises and equipment, net                                     3,056      2,245
Accrued interest receivable                                       938        856
Other assets                                                    2,980      1,436
                                                             --------    -------
             Total assets                                    $122,849    110,866
                                                             ========    =======

              Liabilities and Shareholders' Equity

Liabilities:
  Deposits:
    Demand                                                     13,329     11,630
    Savings and money market                                   49,000     46,687
    Time                                                       37,789     38,247
                                                             --------    -------
                                                              100,118     96,564

  Escrow deposits                                               1,286      1,319
  Short-term borrowings                                           900         --
  Long-term debt                                                5,000         --
  Other liabilities                                             1,326      1,289
                                                             --------    -------
             Total liabilities                                108,630     99,172
                                                             --------    -------
Commitments and contingencies (note 13)


Shareholders' equity:
  Preferred stock, $0.01 par value, 1,000,000 shares authorized,
    no shares issued                                                      --           --
  Common stock, $0.01 par value, 7,500,000 shares authorized,
    887,230 shares issued at December 31, 1999                             9           --
  Additional paid-in capital                                           3,182           --
  Retained earnings                                                   11,764       11,695
  Accumulated other comprehensive income (loss)                         (498)          (1)
  Unallocated common stock held by Employee Stock
  Ownership
    Plan (ESOP), 24,284 shares at December 31, 1999                     (238)          --
                                                                   ---------      -------
             Total shareholders' equity                               14,219       11,694
                                                                   ---------      -------
             Total liabilities and shareholders' equity            $ 122,849      110,866
                                                                   =========      =======

See accompanying notes to consolidated financial statements.

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                        Consolidated Statements of Income

                     Years ended December 31, 1999 and 1998
                        (In thousands, except share data)

                                                                    1999              1998
                                                               -------------     -------------
Interest income:
  Loans                                                            $ 5,770           6,253
  Securities                                                         1,827           1,481
  Federal funds sold and other short-term investments                  156             181
                                                                   -------         -------

          Total interest income                                      7,753           7,915

Interest expense:
  Deposits and escrow accounts                                       3,131           3,388
  Borrowings                                                            17              --
                                                                   -------         -------

          Total interest expense                                     3,148           3,388
                                                                   -------         -------

          Net interest income                                        4,605           4,527

Provision for loan losses                                              120             120
                                                                   -------         -------

          Net interest income after provision for loan losses        4,485           4,407
                                                                   -------         -------

Noninterest income:
  Service charges                                                      450             387
  Nationar recovery                                                     --              22
  Net gains on securities transactions                                   7               2
  Other                                                                128              58
                                                                   -------         -------

          Total noninterest income                                     585             469
                                                                   -------         -------

Noninterest expenses:
  Salaries and employee benefits                                     2,122           1,924
  Occupancy and equipment                                              776             671
  Data processing                                                      435             337
  Office supplies, printing and postage                                219             187
  Professional fees                                                    421             251
  Merger expenses                                                       --             171
  Real estate owned, net                                                85             302
  Director fees                                                        128             138
  Marketing and advertising                                            159             121
  Contributions                                                        200              40


  Deposit insurance premiums                                            11              12
  Other                                                                308             251
                                                                   -------         -------

          Total noninterest expenses                                 4,864           4,405
                                                                   -------         -------

Income before income tax expense                                       206             471

Income tax expense                                                      37             162
                                                                   -------         -------

          Net income                                               $   169             309
                                                                   =======         =======

Basic loss per share (for period after conversion to stock form)   $ (0.17)             ~~

See accompanying notes to consolidated financial statements.

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Shareholders' Equity

                     Years ended December 31, 1999 and 1998
                        (In thousands, except share data)

                                                                                        Additional
                                                                        Common            paid-in            Retained
                                                                         Stock            capital            earnings
                                                                    ----------------  ----------------   ------------------
Balance at December 31, 1997                                     $           --                --               11,386

Comprehensive income:
     Net income                                                              --                --                  309

     Net change in the unrealized gain (loss) on securities
        available for sale, net of taxes                                     --                --                   --


              Total comprehensive income
                                                                 -------------------  ----------------   ------------------

Balance at December 31, 1998                                                 --                --               11,695

Net proceeds from sale of 399,500 shares of common
     stock in initial public offering                                         4             3,027                   --

Initial capital contributions and issuance of common
     stock to Oswego MHC (471,750 shares)                                     5                (5)                (100)

Charitable contribution of common stock to the
     Oswego County Charitable Foundation (15,980                             --               160                   --


     shares)

Acquisition of common stock by ESOP (26,460 shares)                          --                --                   --

Allocation of ESOP stock (2,176 shares)                                      --                --                   --

Comprehensive income:
     Net income                                                              --                --                  169

     Net change in the unrealized gain (loss) on securities
        available for sale, net of taxes                                     --                --                   --


              Total comprehensive income (loss)
                                                                 -- ----------------  ----------------   ------------------

Balance at December 31, 1999                                     $            9             3,182               11,764
                                                                 ===================  ================   ==================

                                                                                         Unallocated
                                                                    Accumulated             common
                                                                       other                stock
                                                                   comprehensive           held by
                                                                   income (loss)             ESOP               Total
                                                                 -------------------   -----------------   -----------------
Balance at December 31, 1997                                                  5                  --              11,391

Comprehensive income:
     Net income                                                              --                  --                 309

     Net change in the unrealized gain (loss) on securities
        available for sale, net of taxes                                     (6)                 --                  (6)
                                                                                                           -----------------

              Total comprehensive income                                                                            303
                                                                 -------------------   -----------------   -----------------

Balance at December 31, 1998                                                 (1)                 --              11,694

Net proceeds from sale of 399,500 shares of common
     stock in initial public offering                                        --                  --               3,031

Initial capital contributions and issuance of common
     stock to Oswego MHC (471,750 shares)                                    --                  --                (100)

Charitable contribution of common stock to the
     Oswego County Charitable Foundation (15,980 shares)                     --                  --                 160

Acquisition of common stock by ESOP (26,460 shares)                          --                (259)               (259)

Allocation of ESOP stock (2,176 shares)                                      --                  21                  21

Comprehensive income:
     Net income                                                              --                  --                 169

     Net change in the unrealized gain (loss) on securities
        available for sale, net of taxes                                   (497)                 --                (497)
                                                                                                           -----------------

              Total comprehensive income (loss)                                                                    (328)
                                                                 -------------------   -----------------   -----------------

Balance at December 31, 1999                                               (498)               (238)             14,219
                                                                 ===================   =================   =================


See accompanying notes to consolidated financial statements.

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                     Years ended December 31, 1999 and 1998

    (In
 thousands)

                                                                                  1999          1998
                                                                                  ----          ----
Cash flows from operating activities:
  Net income                                                                    $    169         309
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Depreciation                                                                   318         256
      Provision for loan losses                                                      120         120
      Nationar recovery                                                               --         (22)
      Writedown on real estate owned                                                  46          32
      (Gain) loss on sale of real estate owned                                       (34)        113
       Net gains on securities transactions                                           (7)         (2)
       Net amortization on securities                                                 31          32
       Deferred income tax expense (benefit)                                        (160)         99
       Contribution to foundation                                                    160          --
       ESOP compensation expense                                                      21          --
       Change in:
         Accrued interest receivable                                                 (82)         69
         Other assets                                                             (1,052)       (538)
         Escrow deposits                                                             (33)       (140)
         Other liabilities                                                            37          44
                                                                                 -------     -------
                  Net cash provided by (used in) operating activities                466)        372
                                                                                 -------     -------
Cash flows from investing activities:
  Proceeds from maturity of and principal collected on
    securities held to maturity                                                    3,428       9,723
  Proceeds from sale of securities available for sale                              2,019       2,002
  Proceeds from maturity of and principal collected on
    securities available for sale                                                  7,440       6,896
  Purchases of securities held to maturity                                        (6,039)    (13,039)
  Purchases of securities available for sale                                     (16,328)    (12,778)
  Net (disbursements) receipts on loan originations and principal collections     (1,496)      7,644
  Proceeds from sale of real estate owned                                            288         534
  Purchases of premises and equipment, net of disposals                           (1,129)       (177)
                                                                                 -------     -------
                  Net cash provided by (used in)  investing activities           (11,817)        805
                                                                                 -------     -------
Cash flows from financing activities:
  Net increase in demand, savings and money market deposits                        4,012         116
  Net decrease in time deposits                                                     (458)     (1,450)
  Net increase in short-term borrowings                                              900          --
  Proceeds from issuance of long-term debt                                         5,000          --
  Net proceeds from the issuance of common stock                                   3,031          --
  Purchase of common stock by ESOP                                                  (259)         --
  Capitalization of Oswego MHC                                                      (100)         --
                                                                                 -------     -------
                  Net cash provided by (used in) in financing activities          12,126      (1,334)
                                                                                 -------     -------
Net decrease in cash and cash equivalents                                           (157)       (157)

Cash and cash equivalents at beginning of year                                     6,607       6,764
                                                                                 -------     -------


                                       8

Cash and cash equivalents at end of year                                        $  6,450       6,607
                                                                                ========     =======
Supplemental disclosure of cash flow information:
  Cash paid (received) during the year for:
    Interest                                                                    $  3,131       3,388
    Income taxes                                                                      (1)        196
                                                                                ========     =======
  Non-cash investing and financing activities:
    Transfer of loans to real estate owned                                      $    360         275
                                                                                ========     =======
    Adjustment of securities available for sale to fair value, net of taxes     $    497)         (6)
                                                                                ========     =======


See accompanying notes to consolidated financial statements.

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

(1)   Summary of Significant Accounting Policies

      The accounting and reporting policies of Oswego County Bancorp, Inc. (the "Parent Company") and its subsidiary (referred to together as the "Company") conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant policies are described below.

      (a)   Reorganization and Stock Offering

            Oswego County Bancorp, Inc. is the parent company of Oswego County Savings Bank (the "Bank"). On July 13, 1999, Oswego County Savings Bank reorganized into the mutual holding company form of organization as a wholly owned subsidiary of Oswego County Bancorp, Inc., a mid-tier stock holding company that became the majority-owned subsidiary of Oswego County MHC (the "MHC"). Contemporaneously with the reorganization, Oswego County Bancorp, Inc. sold 399,500 shares of its common stock at $10.00 per share, raising net proceeds of $3.0 million, after offering costs of $900,000. As an integral part of the reorganization and public offering, the Company established a charitable foundation known as the Oswego County Charitable Foundation (the "Foundation") and contributed 15,980 shares to the Foundation. Contributions expense for 1999 includes $160,000 for the fair value of these shares at the contribution date. The Foundation will provide funding to support charitable causes and community development activities. In addition, the Company established an Employee Stock Ownership Plan (ESOP) which became effective with the completion of the reorganization.

      (b)   Merger Termination

            On January 28, 1999, the Bank terminated a proposed merger, as a result of certain regulatory considerations. Expenses related to this terminated merger totaling $171,000 in 1998 are included in noninterest expenses.

      (c)   Basis of Presentation

            The consolidated financial statements include the accounts of Oswego County Bancorp, Inc. and its subsidiary, Oswego County Savings Bank. All inter-company accounts and transactions have been eliminated in consolidation. The Company utilizes the accrual method of accounting for financial reporting purposes. Amounts in the prior years' consolidated financial statements have been reclassified whenever necessary to conform to the current year's presentation.

                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

      (d)   Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

      (e)   Securities

            The Company classifies its securities as either available for sale or held to maturity, as the Company does not hold any securities considered to be trading. Held to maturity securities are those debt securities for which the Company has the positive intent and the ability to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

            Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as accumulated other comprehensive income or loss until realized. Non-marketable equity securities (principally Federal Home Loan Bank Stock) are included in securities available for sale at cost since there is no readily available market value.

            A decline in the fair value of any available for sale or held to maturity security below cost, that is deemed other than temporary, is charged to earnings resulting in the establishment of a new cost basis for the security.

            Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividends and interest income are recognized when earned. Realized gains and losses on securities are recognized on the trade date and are calculated using the specific identification method for determining the cost of securities sold.

      (f)   Loans

            Loans (other than those held for sale) are reported at the principal amount outstanding. Fees and certain direct origination costs related to lending activities are recognized in income as incurred, as the amounts are immaterial.

            Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

            Generally, the Company places all loans that are 90 days or more past due on non-accrual status. In addition, the Company places any loan on non-accrual status if any part of it is classified as doubtful or loss, or if any part has been charged off. When a loan is placed on non-accrual status, total interest accrued and unpaid to date is reversed by a charge to interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

      (g)   Allowance for Loan Losses

            The Company's provision for loan losses charged to operations is based upon management's evaluation of the loan portfolio. The allowance for loan losses is maintained at an amount management deems adequate to provide for probable loan losses considering the character of the loan portfolio, economic conditions, analysis of specific loans and historical loss experience. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

            The Company considers a loan impaired when, based on current information and events, it is probable that it will be unable to collect all amounts of principal and interest under the original terms of the agreement. Large groups of smaller balance, homogeneous loans such as the Company's residential mortgages, home equity loans and consumer loans are collectively evaluated for impairment. Accordingly, the Company measures impaired commercial mortgages and commercial loans based on the present value of future cash flows discounted at the loan's effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. Impairment losses are recognized as a component of the allowance for loan losses.

      (h)   Real Estate Owned

            Real estate owned includes property acquired through, or in lieu of, formal foreclosure. Write-downs to estimated fair value which are required at the time of foreclosure are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or fair value, less estimated selling expenses. Adjustments to the carrying value of such properties that result from subsequent declines in fair value are charged to operations in the period in which the declines occur.

      (i)   Premises and Equipment

            Land is carried at cost, and buildings, furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily on the straight-line method over the estimated service lives of the assets.

                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

      (j)   Income Taxes

            Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for tax carryforwards such as charitable contributions. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. If it is more likely than not that all, or a portion of the Company's deferred tax assets will not be realized a valuation must be established. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period which includes the enactment date.

      (k)   Pension and Other Postretirement Benefits

            The Company has a defined benefit pension plan covering substantially all of its employees. Benefits are based on credited years of service and the employee's average compensation prior to retirement. The Company's funding policy is to contribute annually at least the minimum required by law.

            The Company sponsors an unfunded defined benefit plan that covers all of its full time employees and provides postretirement medical and life insurance benefits. Employees are eligible for these benefits if they retire under the Company's defined benefit pension plan and have attained age 55 with at least 5 years of service. Employees are required to contribute a portion of the medical insurance premium. The Company accrues the cost of these benefits to employees and the employees' beneficiaries during the years that the employees render the necessary service.

      (l)   Cash and Cash Equivalents

            For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold and other short-term investments with maturities less than 90 days.

      (m)   Financial Instruments With Off-Balance Sheet Risk

            The Company does not engage in the use of derivative financial instruments and the Company's only financial instruments with off-balance sheet risk are commercial and residential mortgage commitments. These off-balance sheet items are shown in the Company's statement of financial condition upon funding.

                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

      (n)   Comprehensive Income

            Comprehensive income, presented in the consolidated statements of changes in shareholders' equity, consists of net income and the net change for the period in after-tax unrealized gains or losses on securities available for sale. Accumulated other comprehensive income in the accompanying statements of financial condition represents the net unrealized gains or losses on securities available for sale as of the reporting dates.

      (o)   Segment Information

            Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information requires public companies to report financial and other information about key revenue producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain specific revenue and expense items, and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided. As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company's only operating segment for financial reporting purposes. Therefore, the adoption of SFAS No. 131 in 1998 did not result in any changes in the Company's reporting.

      (p)   Other Accounting Standards

            SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This statement requires that all derivatives be recognized as either assets or liabilities in the statement of financial condition and that those instruments be measured at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement, after amendment by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000, although earlier adoption is permitted. The Company anticipates, based on current activities, that the adoption of SFAS No. 133 will not have a significant effect on its financial position or results of operations. SFAS No. 133 also permits certain reclassification of securities to the available for sale category from the held to maturity category.

                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

In 1999, the Company adopted SFAS No. 134, Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage-Banking Enterprise, which amends SFAS No. 65, Accounting for Certain Mortgage Banking Activities. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by a nonmortgage banking enterprise. Adoption of SFAS No. 134 did not have any impact on the Company's financial position or results of operations.

(2) Securities

The amortized cost and fair value of securities are as follows:


                                                                     December 31, 1999
                                              --------------------------------------------------------------
                                                               Gross              Gross
                                              Amortized      unrealized         unrealized              Fair
                                                 cost          gains             losses                value
                                              ---------      ----------         ----------              ----
                                                                           (in thousands)
Securities available for sale
Debt securities:
       United States Government
        agency obligations                    $    21,032        --                 830                20,202


       Corporate stocks                               632        --                  --                   632
                                              -----------        --                 ---                ------
            Total securities available
                for sale                      $    21,664        --                 830                20,834
                                              ===========        ==                 ===                ======

Securities held to maturity
Debt securities:
       United States Government
         agency obligations                   $     4,995        --                  77                 4,918
       Corporate and municipal securities           8,171        --                 339                 7,832
       Mortgage-backed securities:
        Ginnie Mae                                  1,369        --                  17                 1,352
        Fannie Mae                                  1,014         1                  37                   978
        Freddie Mac                                    47         1                  --                    48
        Small Business Administration                 711        --                  10                   701
                                              -----------        --                 ---                ------
         Total securities held
             to maturity                      $    16,307         2                 480                15,829
                                              ===========        ==                 ===                ======

                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

                                                                     December 31, 1999
                                              --------------------------------------------------------------
                                                               Gross              Gross
                                              Amortized      unrealized         unrealized              Fair
                                                 cost          gains             losses                value
                                              ---------      ----------         ----------              ----
                                                                           (in thousands)
Securities available for sale
Debt securities:
  United States Treasury                      $ 1,007           13                 --                    1,020
  United States Government
    agency obligations                         13,776           47                 61                   13,762

        Total debt securities                  14,783           60                 61                   14,782

Equity securities:
  Corporate stocks                                  2           --                 --                        2

        Total securities available
          for sale                            $14,785           60                 61                   14,784

Securities held to maturity
Debt securities:
  United States Government
    agency obligations                          6,491           57                  4                    6,544
  Corporate and municipal securities            4,125           37                  6                    4,156
  Mortgage-backed securities:
    Ginnie Mae                                  2,164            3                 17                    2,150
    Fannie Mae                                    426            1                  8                      419
    Freddie Mac                                    22            1                 --                       23
    Small Business Administration                 502           --                  2                      500

        Total securities held
          to maturity                         $13,730           99                 37                   13,792

Proceeds from the sale of securities available for sale during 1999 were approximately $2,019,000 with gross gains of approximately $12,000 and no gross losses realized on those sales. No gross gains and gross losses of approximately $5,000 were realized from securities called during 1999. Proceeds from the sale of securities available for sale during 1998 were approximately $2,002,000, with gross gains of approximately $2,000 and no gross losses realized on those sales. No securities held to maturity were sold in 1999 and 1998.

                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

The net gains on securities transactions included in 1999 net income, net of tax, was approximately $4,000 which adjusted the unrealized holding loss on securities available for sale arising during the year ended December 31, 1999 to approximately $493,000. Net gains on securities transactions included in 1998 net income, net of tax, was approximately $1,000 which adjusted the unrealized holding loss on securities available for sale arising during the year ended December 31, 1998 to approximately $5,000.

Securities available for sale with an amortized cost of approximately $6.2 million at December 31, 1999 were pledged to secure borrowings from the Federal Home Loan Bank. There were no securities pledged at December 31, 1998.

The following is a tabulation of debt securities, excluding mortgage-backed securities, by contractual maturity as of December 31, 1999. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                              Available for sale                       Held to maturity
                                                              ------------------                       ----------------
                                                          Amortized            Fair               Amortized             Fair
                                                            cost               value                cost                value
                                                          ---------            ----               ---------             ----
                                                                                     (in thousands)
Due in one year or less                                 $       --                --               1,252                1,251
Due after one year through five years                        6,785             6,565               7,462                7,303
Due after five years through ten years                      14,247            13,637               3,401                3,201
Due after ten years                                             --                --               1,051                  995

        Total                                           $   21,032            20,202              13,166               12,750
                                                        ==========            ======              ======               ======

(3) Loans

      The following is a summary of loans outstanding:

                                                          December 31,
                                                --------------------------------
                                                1999                      1998
                                                ----                      ----
                                                       (in thousands)
Residential mortgages and
    home equity loans                     $    55,594                    60,829
Commercial mortgages                            7,857                     8,950
Commercial loans                                5,903                       265
Consumer loans                                  3,744                     2,037
                                          -----------                    ------
         Total loans                           73,098                    72,081

Allowance for loan losses                      (1,069)                   (1,068)
                                          -----------                    ------
         Net loans                        $    72,029                    71,013
                                          ===========                    ======

                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

Included in residential mortgages and home equity loans at December 31, 1998 were $4.3 million of mortgage loans held for sale. During the second quarter of 1999 all mortgage loans held for sale were transferred to the loan portfolio. Fair value of the loans held for sale approximated the carrying value at the date of transfer.

The Company's market area is generally Oswego County and Onondaga County in Central New York State. Substantially all of the Company's portfolio is located in its market area and, accordingly, the ultimate collectibility of the Company's loan portfolio is susceptible to changes in market conditions in this area. The Company's concentration of credit risk by loan type is shown in the above schedule of loans outstanding. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

(4) Allowance for Loan Losses

      The following is a summary of changes in the allowance for loan losses:

                                              Years ended December 31,
                                              ------------------------
                                           1999                       1998
                                           ----                       ----
                                                    (in thousands)

Balance at beginning of year          $      1,068                     1,409
                                      ------------                     -----
Provision for loan losses                      120                       120

Loan charge-offs                              (157)                     (526)

Recoveries                                      38                        65
                                      ------------                     -----
Balance at end of year                $      1,069                     1,068
                                      ============                     =====

The principal balance of all loans not accruing interest amounted to approximately $1,064,000 and $1,688,000 at December 31, 1999 and 1998,
respectively. The forgone interest income on non-accruing loans was approximately $56,000 and $81,000 for the years ended December 31, 1999 and 1998, respectively.

At December 31, 1999 and 1998, the recorded investment in impaired loans totaled approximately $558,000 and $979,900, respectively. The impairment allowance associated with these loans was approximately $99,000 and $168,000 at December 31, 1999 and 1998, respectively. The average recorded investment in impaired loans during the year was approximately $701,000 and $1,301,000 for 1999 and 1998, respectively. The amount of interest income recognized on impaired loans (while such loans were considered impaired) was not significant for the years ended December 31, 1999 and 1998.

                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

(5) Premises and Equipment

      Premises and equipment at December 31 consist of the following:

                                                1999                      1998
                                                ----                      ----
                                                         (in thousands)

Land                                        $       601                     426
Buildings and improvements                        3,270                   2,569
Furniture, fixtures and equipment                 2,155                   1,933
                                            -----------                     ---
                                                  6,026                   4,928

Accumulated depreciation                         (2,970)                 (2,683)
                                            -----------                     ---
         Premises and equipment, net        $     3,056                   2,245
                                            ===========                   =====

Depreciation expense was approximately $318,000 and $256,000 for the years ended December 31, 1999 and 1998, respectively.

(6) Deposits

      Time deposit contractual maturities are summarized as follows:

                                                         December 31,
                                                         ------------
                                                1999                     1998
                                                ----                     ----
                                                        (in thousands)

Within one year                              $  27,076                  28,299
After one year and within two years              5,420                   4,122
After two years and within three years           1,650                   1,897
After three years and within four years          2,977                   1,169
After four years and within five years             666                   2,760
                                             ---------                  ------
                                             $  37,789                  38,247
                                             =========                  ======

Certificates of deposit of $100,000 and over were approximately $6,541,000 and $5,578,000 at December 31, 1999 and 1998, respectively.

                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

(7) Long-Term Debt

      In 1999, the Company began using fixed rate long-term borrowings, principally convertible advances from the FHLB, as a source of funds. Information on the borrowings at December 31, 1999 is summarized as follows:

 Maturity date               Amount             Rate           Call Date
                           (in thousands)

 December 13, 2004       $       5,000          6.00%       Quarterly, beginning

                                                            December 13, 2001

(8) Income Taxes

      Total income tax expense for the years ended December 31 was allocated as follows:

                                                             1999          1998
                                                               (in thousands)

Income before income tax expense                            $  37           162
Change in shareholders' equity
  for unrealized loss on securities
  available for sale                                         (332)           (4)

             Total                                          $(295)          158

                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

        Income tax expense attributable to income before income taxes consisted of the following:

                                                Current                     Deferred                     Total
                                                -------                     --------                     -----
                                                                         (in thousands)
Year ended December 31, 1999:
  Federal                                       $  139                         (96)                       43
  State                                             58                         (64)                        (6)
                                                ------                         ---                        --
       Total                                    $  197                        (160)                        37
                                                ======                        ====                         ==

Year ended December 31, 1998:
  Federal                                       $   51                          74                        126
  State                                             12                          25                         36
                                                ------                         ---                        --
       Total                                    $   63                          99                        162
                                                ======                        ====                        ===

Actual income tax expense attributable to income before income taxes differed from the amounts computed by applying the Federal statutory income tax rate to pre-tax income as follows:

                                                        Years ended December 31,
                                                        ------------------------
                                                           1999           1998
                                                           ----           ----
                                                                (in thousands)
Federal income tax expense
  at statutory rate                                        $ 70           160
Increase (decrease) resulting from:
  Tax-exempt interest income                                (36)          (13)
  State taxes, net of Federal income
    tax effect                                               (4)           24
  Merger costs                                               --           (46)
  Other, net                                                  7            37
                                                           ----           ---
         Actual income tax expense                         $ 37           162
                                                           ====           ===

                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are presented below:

                                                                1999       1998
                                                               ------      -----
                                                                  (in thousands)
Deferred tax assets:
     Allowance for loan losses                                 $  417        427
     Postretirement benefits                                      189        163
     Deferred compensation                                        179        150
     Charitable contribution carryover                             74         --
     Net unrealized loss on securities
         available for sale                                       332         --
     Other                                                         12         63
                                                               ------       ----

              Total gross deferred tax assets                   1,203        803
                                                               ------       ----

Deferred tax liabilities:
     Excess tax bad debt reserve over base year                   158        211
     Depreciation                                                  73         97
     Prepaid pension expenses                                     101        114
     Net unrealized gain on securities
         available for sale                                        --         --
     Other                                                         12         14
                                                               ------       ----

              Total gross deferred tax liabilities                344        436
                                                               ------       ----

 Net deferred tax asset, included in
     other assets                                             $   859        367
                                                              =======       ====

In accordance with SFAS No. 109, the Company has not recognized deferred tax liabilities with respect to the Bank's Federal and state base-year reserves of approximately $1,107,000 at December 31, 1999, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, as amended, events that would result in taxation of these reserves include redemptions of the Bank's stock or certain excess distributions to the Parent Company. The unrecognized deferred tax liability at December 31, 1999 with respect to the base-year reserve was approximately $450,000.

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the loss carryback period. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary.


                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

(9)   Earnings Per Share

      The following table sets forth certain information regarding the calculation of basic earnings per share for the year ended December 31, 1999, based on net loss for the period from July 14, 1999 to December 31, 1999. Earnings per share information for periods prior to the Company's initial public offering on July 13, 1999 is not applicable. Unallocated ESOP shares are not considered outstanding for earnings per share computations. The shares become outstanding for earnings per share computations when they are released for allocation. During the year ended December 31, 1999, the Company did not have any potentially dilutive securities outstanding.



                                                  Weighted
                                    Net           Average     Per Share
                                   Loss           Shares        Amount
                              --------------     --------     ---------
                                 (in thousands)
Basic loss per share            $  (150)           867,524      $ (0.17)

(10)  Benefit Plans

      Pension and Other Postretirement Benefit Plans

      The following table sets forth the defined benefit pension plan's and the other postretirement benefit plan's change in benefit obligation, change in fair value of plan assets, and the funded status for the years ended December 31, 1999 and 1998, using the most recent actuarial data measured at October 1, 1999 and 1998 for the defined benefit pension plan and at December 31, 1999 and 1998 for the other postretirement benefit plan:

                                                                           Pension benefits    Postretirement benefits
                                                                        ----------------------  ----------------------
                                                                         1999         1998         1999         1998
                                                                        -------      ------       ------        -----
                                                                                      (in thousands)
Change in benefit obligation:
    Benefit obligation at beginning of year                              $ 3,238      2,961           841        756
    Service cost                                                             106         67            21         42
    Interest cost                                                            209        202            55         53
    Amendments                                                                --         --            --        (71)
    Actuarial (gain)/loss                                                   (375)       172           (16)        83
    Benefits paid                                                           (164)      (164)          (49)       (22)
    Settlements                                                              (93)        --            --         --
                                                                         --------    -------        ------     ------
        Benefit obligation at end of year                                  2,921      3,238           852        841
                                                                         --------    -------        ------     ------
Change in plan assets:
    Fair value of plan assets at beginning of year                         3,430      3,587            --         --
    Actual return on plan assets                                             612          7            --         --
    Employer contributions                                                    --         --            49         22
    Benefits paid                                                           (164)      (164)          (49)       (22)
    Settlements                                                              (93)        --            --         --
                                                                         --------    -------        ------     ------
        Fair value of plan assets at end of year                           3,785      3,430            --         --
                                                                         --------    -------        ------     ------
Funded status (deficit)                                                      864        192          (852)      (841)
Unamortized net (asset) obligation at transition                             (29)       (50)          407        434
Unamortized net (gain) loss subsequent to transition                        (577)       142           (44)        --
Unamortized prior service cost                                                 1          2            --         --
                                                                         --------    -------        ------     ------
        Prepaid (accrued) benefit cost                                   $   259        286          (489)      (407)
                                                                         ========    =======        ======     ======


                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

      Net periodic pension cost (income) consists of the following components for the years ended December 31, 1999 and 1998:

                                                                                        1999                       1998
                                                                                       ------                     ------
                                                                                              (dollars in thousands)
Service cost                                                                            $ 106                        67
Interest on projected benefit obligation                                                  209                       202
Expected return on plan assets                                                           (268)                     (281)
Amortization of net transition asset                                                      (21)                      (21)
Amortization of unrecognized gain                                                          --                        (3)
Amortization of prior service cost                                                          1                         1
Settlement credit                                                                          --                       (52)
                                                                                       -------                    -------
Net periodic pension cost (income)                                                      $  27                       (87)
                                                                                       =======                    =======
Weighted average discount rate                                                           7.75%                     6.50%
                                                                                       =======                    =======
Expected long-term rate of return                                                        8.00%                     8.00%
                                                                                       =======                    =======

      The projected benefit obligation assumed a long-term rate of increase in future compensation levels of 5.5% for 1999 and 4.5% for 1998. The unamortized net asset at transition is being amortized over 12 years from inception.

      Net periodic postretirement benefit cost for the years ended December 31, 1999 and 1998 included the following components:

                                                                                          1999                      1998
                                                                                         -------                   ------
                                                                                                  (in thousands)

Service cost                                                                                 $ 49                     42
Interest cost on accumulated benefit
    obligation                                                                                 55                     53
Amortization of transition obligation                                                          27                     39
Amortization of prior service asset                                                            --                     (2)
Amortization of unrecognized loss                                                              --                     (8)
                                                                                          -------                 -------
Net periodic postretirement benefit cost                                                     $131                    124
                                                                                          =======                 =======


                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

      For measurement purposes, a 7.5% and 9.0% annual rate of increase in the per capita cost of average health care benefits for retirees was assumed for 1999 and 1998, respectively. The rate was assumed to decrease gradually to 5.0% by 2008 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation at December 31, 1998 by approximately $89,000, and the net periodic postretirement benefit cost by approximately $10,000 for the year then ended. The weighted average discount rate used in determining the accumulated postretirement obligation was 7.0% for 1999 and 6.5% for 1998.

      Other Benefit Plans

      In 1997, the Company instituted a nonqualified deferred compensation plan for directors, under which participants may elect to defer all or part of their annual director fees. The plan provides that deferred fees are to be invested in mutual funds, as selected by the individual directors. At December 31, 1999 and 1998, deferred director fees included in other liabilities aggregated approximately $330,000 and $204,000, respectively.

      The Company sponsors a defined contribution profit sharing 401(k) plan covering substantially all employees. The Company matches certain percentages of each eligible employee's contribution to the plan. Expense for the plan amounted to approximately $36,000 and $38,000 in 1999 and 1998, respectively.


(11) Employee Stock Ownership Plan (ESOP)

      The Company established an ESOP in conjunction with the Company's initial public offering to provide substantially all employees of the Company the opportunity to also become shareholders. The ESOP borrowed approximately $259,000 from the Company and used the funds to purchase 26,460 shares of the common stock of the Company. The loan will be repaid from the Company's discretionary contributions to the ESOP over a period of approximately ten years. At December 31, 1999, the loan had an outstanding balance of approximately $259,000 and an interest rate of 8.5%. Both the loan obligation and the unearned compensation will be reduced by the amount of loan repayments to be made by the ESOP at the end of each plan year ending on December 31. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Shares released from the suspense account are allocated among participants at the end of the plan year on the basis of relative compensation in the year of allocation.


                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

      Unallocated ESOP shares are pledged as collateral on the loan and are reported as a reduction of shareholders' equity. The Company reports compensation expense equal to the average market price of the shares to be released from collateral at the end of the plan year. The Company recorded approximately $21,000 of compensation expense related to the ESOP for the year ended December 31, 1999.

            The ESOP shares as of December 31, 1999 were as follows:

Allocated shares                                                              --
Shares released for allocation                                             2,176
Unallocated shares                                                        24,284
                                                                         -------
           Total ESOP shares                                              26,460
                                                                         =======
Market value of unallocated shares at
      December 31, 1999 (in thousands)                                   $   228
                                                                         =======

(12) Shareholders' Equity and Regulatory Matters

      The Company's ability to pay dividends is primarily dependent upon the ability of its subsidiary bank to pay dividends to the Company. The payment of dividends by the Bank is subject to continued compliance with minimum regulatory capital requirements. In addition, regulatory approval is generally required prior to the Bank declaring dividends in an amount in excess of net income for that year plus net income retained in the preceding two years.

      The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank and the Company (consolidated) to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 1999 and 1998, the Bank and the Company met all capital adequacy requirements to which they were subject.


                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

As of December 31, 1999, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The Bank and consolidated Company's regulatory capital amounts and ratios are presented in the following table:

                                                                                                    Required Ratios
                                                                  Actual                    -------------------------------
                                                            Regulatory Capital               Minimum           Classification
                                                        -------------------------            Capital              as Well
                                                        Amount              Ratio            Adequacy            Capitalized
                                                        ------              -----            --------            -----------
                                                          (dollars in thousands)
As of December 31, 1999:
Bank
             Total Capital
                 (to risk weighted assets)              $  14,451           15.0%               8.0%                 10.0%
             Tier I Capital
                 (to risk weighted assets)                 13,383           13.9                4.0                   6.0
             Tier I Capital
                 (to average assets)                       13,383           11.7                4.0                   5.0
Consolidated
             Total Capital
                 (to risk weighted assets)                 15,786           16.4                8.0                  10.0
             Tier I Capital
                 (to risk weighted assets)                 14,717           15.3                4.0                   6.0
             Tier I Capital
                 (to average assets)                       14,717           12.9                4.0                   5.0

As of December 31, 1998:
Bank
             Total Capital
                 (to risk weighted assets)                 12,639           16.7                8.0                  10.0
             Tier I Capital
                 (to risk weighted assets)                 11,694           15.5                4.0                   6.0
             Tier I Capital
                 (to average assets)                       11,694           10.7                4.0                   5.0

In order to grant priority in the conversion to the eligible depositors, the Bank established a special account at the time of conversion in an amount equal to its total net worth at June 30, 1999. In the event of a future liquidation of the converted bank (and only in such event), eligible account holders who continue to maintain accounts shall be entitled to receive a distribution from the special account. The total amount of the special account will be decreased (as balances of eligible accounts are reduced) on annual determination dates. No cash dividends may be paid to the shareholders and no shares may be repurchased by the Company if such actions would reduce the Bank's shareholders' equity below the amount required for the special account. At December 31, 1999, the amount remaining in this liquidation account was $__________million.


                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

(13) Commitments and Contingencies

      In the normal course of business, there are various outstanding commitments and contingent liabilities, such as guarantees, and commitments to extend credit, which are not reflected in the accompanying financial statements. The Company does not anticipate losses as a result of these transactions. Mortgage and other loan commitments outstanding at December 31, 1999 and 1998 amounted to approximately $5.9 million and $2.4 million, respectively. Fixed interest rates on mortgage and other loan commitments outstanding can change prior to closing only if interest rates decrease. Variable rate loans float prior to closing. Outstanding commitments on letters of credit at December 31, 1999 and 1998 amounted to approximately $233,000 and $20,000, respectively.

      In the normal conduct of business, the Company is currently involved in various litigation matters. In the opinion of management, the ultimate disposition of these matters should not have a material adverse effect on the financial position of the Company.

(14) Fair Value of Financial Instruments

      SFAS No. 107, Disclosures About Fair Value of Financial Instruments, as amended by SFAS No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments, requires disclosures about the fair value of financial instruments for which it is practicable to estimate fair value. The definition of a financial instrument includes many of the assets and liabilities recognized in the Bank's statement of financial condition, as well as certain off-balance sheet items. Fair value is defined in SFAS Nos. 107 and 119 as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

      The following methods and assumptions were used by the Company in estimating the fair values of its financial instruments:

      (a)   Short-Term Financial Instruments

            For short-term instruments that are available on demand or that generally mature in ninety days or less, the carrying value approximates fair value. Such instruments include cash and cash equivalents, accrued interest receivable and accrued interest payable.

      (b)   Securities

            Fair values for securities are based on quoted market prices, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.


                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

(c) Loans

For variable rate loans that reprice frequently and have no significant credit risk, fair values are based on carrying amounts. The fair values of fixed rate loans are estimated through discounted cash flow analyses using interest rates currently being offered for loans with similar terms and credit quality.

Delinquent loans are valued using the discounted cash flow methods described above. While credit risk is a component of the discount rate used to value loans, delinquent loans are presumed to possess additional risk. Therefore, the calculated fair values of loans are reduced by the allowance for loan losses.

(d) Deposits

The fair values disclosed for demand, savings and money market deposits are, by definition, equal to the carrying amounts payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated using a discounted cash flow approach. This approach applies interest rates currently being offered on these accounts to a schedule of weighted average expected monthly maturities on time deposits.

The estimated fair values of the Company's financial instruments as of December 31, 1999 and 1998 are as follows (in thousands):

                                                                      1999                                     1998
                                                        -----------------------------           ------------------------------
                                                        Carrying              Fair               Carrying               Fair
                                                         amount               value               amount                value
                                                        --------             --------            --------              -------
                                                                                    (in thousands)
Financial assets:
             Cash and cash equivalents                  $  6,450                6,450               6,607                6,607
             Accrued interest receivable                     938                  938                 856                  856
             Securities                                   37,141               36,663              28,514               28,576
             Net loans                                    72,029               70,758              71,013               71,038
Financial liabilities:
             Demand, savings and
             money market deposits                        62,329               62,329              58,317               58,317
             Time deposits                                37,789               37,739              38,247               38,214
             Escrow deposits                               1,286                1,286               1,319                1,319
             Accrued interest payable                         16                   16                  --                   --

The fair value of commitments to extend credit are equal to the deferred fees outstanding, as the contractual rates and fees approximate those currently charged to originate similar commitments.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

(15) Condensed Financial Information of the Parent Company

      The Parent Company began operations in conjunction with the Bank's mutual-to-stock conversion and the Parent Company's initial public offering of its common stock. The following represents the Parent Company's statement of financial condition as of December 31, 1999, and its statement of income and statement of cash flows for the period from July 13, 1999 through December 31, 1999.

                        Statement of Financial Condition

                             as of December 31, 1999
                                 (in thousands)

       Assets
       Cash and cash equivalents                             $  1,268
       Loan receivable from ESOP                                  259
       Other assets                                                41
       Investment in equity of subsidiary                      12,885
                                                             --------

            Total assets                                     $ 14,453
                                                             ========
       Liabilities and Shareholders' Equity
       Liabilities:
       Payable to subsidiary                                 $    234

       Total shareholders' equity                              14,219
                                                             --------

            Total liabilities and shareholders' equity       $ 14,453
                                                             ========



                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

                               Statement of Income
             For the period July 13, 1999 through December 31, 1999
                                 (in thousands)

     Interest income:
          Loans                                                    $      8
          Interest-bearing deposits                                      12
                                                                   --------
                     Total interest income                               20
                                                                   --------
     Non-interest expenses:
          Contributions                                                 160
          Other non-interest expenses                                    35
                                                                   --------
                     Total non-interest expenses                        195
                                                                   --------
     Loss before income tax benefit and equity
       in loss of subsidiary                                           (175)
     Income tax benefit                                                  71
                                                                   --------
                     Loss before equity in loss of
                          subsidiary                                   (104)

     Equity in loss of subsidiary                                       (46)
                                                                   --------
     Net loss                                                      $   (150)
                                                                   ========


                                                                     (Continued)

                   OSWEGO COUNTY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

                             Statement of Cash Flows
             For the period July 13, 1999 through December 31, 1999
                                 (in thousands)

              Cash flows from operating activities:
                   Net loss                                                             $   (150)
                   Adjustments to reconcile net loss to net
                        cash provided by operating activities:
                            Equity in loss of subsidiary                                      46
                            Contribution to foundation                                       160
                            Net increase in other assets                                     (41)
                            Net increase in intercompany payable to
                                subsidiary                                                   234
                                                                                        --------
                                   Net cash provided by operating
                                       activities                                            249
                                                                                        --------
              Cash flows from investing activities:
                   Investment in subsidiary                                               (1,753)
                   Loan made to ESOP                                                        (259)
                                                                                        --------
                                   Net cash used in investing activities                  (2,012)
                                                                                        --------
              Cash flows from financing activities:
                   Net proceeds from the issuance of common stock                         3,031
                                                                                        --------
                                   Net increase in cash and cash
                                       equivalents                                         1,268

              Cash and cash equivalents at beginning of period                                --
                                                                                        --------
              Cash and cash equivalents at end of period                                $  1,268
                                                                                        --------

                          OSWEGO COUNTY BANCORP, INC.

                        PROXY SOLICITED ON BEHALF OF THE
                               BOARD OF DIRECTORS

        ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 20, 2000, AT 4:00
                     P.M. ECONOLODGE, 70 EAST FIRST STREET,
                                OSWEGO, NEW YORK

      The undersigned hereby appoints Mary E. Lilly and Lisa King, and each of them, with full power of substitution as proxies for the undersigned to attend the Annual Meeting of Stockholders of OSWEGO COUNTY BANCORP, INC. to be held at the EconoLodge, 70 East First Street, Oswego, New York at 4:00 P.M on April 20,2000, and at any adjournment thereof, to vote and act with respect to all Common Shares of Oswego County Bancorp, Inc. which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

The Board of Directors recommends that you vote FOR:

1.    ELECTION OF DIRECTORS

      Nominees: Gregory J. Kreis and Paul W. Schneible

      FOR                  Withhold Authority         Withhold Authority as
      All Nominees         for All Nominees           Indicated

      |_|                  |_|                        |_|

                     ______________________________________

                     ______________________________________

          (Withhold authority for nominees whose names are written above)


2.    ADOPTION OF OSWEGO COUNTY BANCORP, INC. STOCK OPTION PLAN

      |_| FOR              |_| AGAINST          |_| ABSTAIN

3.    ADOPTION OF OSWEGO COUNTY BANCORP, INC. RESTRICTED STOCK PLAN

      |_| FOR              |_| AGAINST          |_| ABSTAIN

4.    AMENDMENT OF THE CERTIFICATE OF INCORPORATION

      |_| FOR              |_| AGAINST          |_| ABSTAIN

5.    RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT ACCOUNTANTS

      |_| FOR              |_| AGAINST          |_| ABSTAIN

6. In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment(s).


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR the nominees described in Item 1; FOR the Stock Option Plan described in Item 2; FOR the Restricted Stock Plan described in Item 3; FOR the Amendment of the Certificate of Incorporation in Item 4; FOR the ratification of appointment of independent accounts in Item 5; and in the discretion of the proxies, on such other matters as may properly come before the Annual Meeting of any adjournment or postponements thereof.

Receipt of thc Notice of Annual Meeting of SharehoiLders and accompanying Proxy Statement is hereby acknowledged.

|_| Please check this box if you plan to attend the Annual Meeting.

SIGNATURE: _______________________________________ DATED:________________, 2000

           _______________________________________

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer. PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                                           -2-